Exhibit 10.1

EXECUTION

LEASE

ONE PATRIOTS PARK

BEDFORD PATRIOTS PARK, LLC,

a Delaware limited liability company,

as Landlord,

and

HOMOLOGY MEDICINES, INC.,

a Delaware corporation,

as Tenant.

EXHIBITS

Exhibit 1.1.1-1	Premises
Exhibit 1.1.1-2	Tenant Work Letter
Exhibit 1.1.2	Legal Description
Exhibit 1.4	Expansion Premises
Exhibit 5.2	Rules and Regulations
Exhibit 5.3.1.1	Environmental Questionnaire
Exhibit 6.1.2	Expansion Premises Delivery Condition
Exhibit 17	Form of Tenant’s Estoppel Certificate
Exhibit 18	Form of SNDA
Exhibit 21.1	Form of Letter of Credit
Exhibit 29.32.1	Installation Area (Nitrogen Tank and Generator)

INDEX OF DEFINED TERMS

Additional Rent	16
Advocate Arbitrators	14
Alterations	32
Applicable Laws	54
Audit Period	21
Bank Prime Loan	55
Base Rent	15
BMBL	24
Brokers	60
Builder's All Risk	33
Building	11
Building Common Areas	11
Clean-up	27
Closure Letter	27
Code	40
Common Areas	11
Company	41
Comparable Buildings	14
Comparable Transactions	14
Contemplated Effective Date	41
Contemplated Transfer Space	41
Contractor	71
Control	42
DHHS	24
Direct Expenses	16
Disbursement	72
Environmental Assessment	26, 43
Environmental Condition	65
Environmental Laws	24
Environmental Questionnaire	23
Environmental Report	27
Estimate	22
Estimate Statement	22
Estimated Direct Expenses	21, 22
Existing Hazardous Materials	26
Expansion Premises	12
Expansion Premises Rent Commencement Date	12
Expansion Right	12
Expense Year	16
Exterior Areas	62
Exterior Building Signage	53
Exterior Equipment	62
Exterior Signage Threshold	53
Fair Rental Value	14
Fit Plan	70
Force Majeure	59

Free Rent Amounts	50
Generator	62
Generator Area	62
Hazardous Materials	23
Hazardous Materials Claims	24
HVAC	28
Initial Tenant Improvements	70
Intention to Transfer Notice	41
L/C Security	50
Landlord	56
Landlord Parties	34
Landlord’s Approval	70
Landlord’s Construction Funds	72
Landlord’s Percentage	73
Lease Commencement Date	13
Lease Expiration Date	13
Lease Term	13
Lien Form	73
Lines	61
Mail	59
Material Service Interruption	31
Mechanic’s Lien Law	73
Minor Alterations	32
N2 Lease	13
Neutral Arbitrator	14
New Improvements	35
Nitrogen Tank	61
Nitrogen Tank Area	61
Notices	59
Operating Expenses	16
Option Conditions	13
Option Rent	13
Option Term	13
Original Tenant	13
Outside Agreement Date	14
Outside Requisition Date	74
Outside Security Reduction Date	52
Oversight Fee	72
Payment Period Date	72
PCBs	23
Permits Date	70
Permitted Assignee	42
Permitted Transferee	42
Phase I Rent Commencement Date	8
Phase I Space	8
Phase II Rent Commencement Date	8
Phase II Space	8
Premises	7, 11
Preventative Maintenance Records	31
Project	11
Project Common Areas	11

Recapture Notice	41
REIT	58
Release	24
Released	24
Releases	24
Rent	15
Rooftop Equipment	61
Rooftop Installation Area	61
Service Contracts	31
Service Interruption	30
Service Interruption Notice	30
Special System	65
Statement	21
Subject Space	39
Substantial Completion	71
Tax Expenses	16, 20
Tenant	56
Tenant Improvement Allowance	72
Tenant Improvements	71
Tenant Parties	23
Tenant’s Architect	70
Tenant’s Expansion Notice	12
Tenant’s Extension Notice	13
Tenant’s HVAC Equipment	31
Tenant’s Permits	70
Tenant’s Plans	70
Tenant’s Share	16, 21
Tenant’s Subleasing Costs	40
Transfer Notice	39
Transfer Premium	39, 40
Transferee	39
Transfers	39
Trash Compactor	66
TRIPLE NET	31
Underlying Documents	17

ONE PATRIOTS PARK, BEDFORD, MASSACHUSETTS

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between Bedford Patriots Park, LLC, a Delaware limited liability company (“Landlord”), and Homology Medicines, Inc., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION
1.	Effective Date:		December 21, 2017

2.	Premises
(Article 1).

	2.1	Building:	That certain mixed-use office and research and development building containing approximately 143,716 rentable square feet of space located at One Patriots Park, Bedford, MA 01730.

	2.2	Premises:	67,165 rentable square feet of space on the first (1st) floor of the Building (the “Premises”), as further set forth in Exhibit 2.2 to the Lease.

3.	Lease Term
(Article 2).

	3.1	Length of Term:	Approximately eight years and six months, not including the period from the Effective Date to the Phase I Rent Commencement Date (as that term is defined below).

	3.2	Lease Commencement
		Date:	The Effective Date.

	3.3	Rent Commencement Date:

September 1, 2018 (the “Phase I Rent Commencement Date”) with respect to 46,195 rentable square feet of the Premises (the “Phase I Space”); March 1, 2019 (the “Phase II Rent Commencement Date”) with respect to the remaining 20,970 rentable square feet of the Premises (the “Phase II Space”), as shown in Item 4 of this Lease Summary. If Landlord’s delivery of the Phase I Space is delayed, the Phase I Rent Commencement Date shall be delayed on a day for day basis for each day after September 1, 2018 that such possession is delayed. If Landlord’s delivery of the Phase II Space is delayed, the Phase II Rent Commencement Date shall be delayed on a day for day basis for each day after March 1, 2019 that such possession is delayed. The delay of the Phase I Rent Commencement Date and of the Phase II Rent Commencement Date shall be Tenant’s only remedies at law, in equity, or hereunder for late delivery of the Premises.

	3.4	Lease Expiration Date:	February 28, 2027, as the Lease Expiration Date may be extended pursuant to Section 2.2 of this Lease.

4.	Base Rent (Article 3):

Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
Lease Commencement Date to August 31, 2018	$0.00	$0.00	$0.00
September 1, 2018* to February 28, 2019	$1,824,702.50	$152,058.54	$39.50
March 1, 2019* to August 31, 2019	$2,653,017.50	$221,084.79	$39.50
September 1, 2019 to August 31, 2020	$2,732,608.03	$227,717.34	$40.69
September 1, 2020 to August 31, 2021	$2,814,586.27	$234,548.86	$41.91
September 1, 2021 to August 31, 2022	$2,899,023.85	$241,585.32	$43.16
September 1, 2022 to August 31, 2023	$2,985,994.57	$248,832.88	$44.46
September 1, 2023 to August 31, 2024	$3,075,574.41	$256,297.87	$45.79
September 1, 2024 to August 31, 2025	$3,167,841.64	$263,986.80	$47.17
September 1, 2025 to August 31, 2026	$3,262,876.89	$271,906.41	$48.58
September 1, 2026 to February 28, 2027	$3,360,763.19	$280,063.60	$50.04

* starred dates subject to adjustment for late delivery as set forth in Section 3.3 of the Basic Lease Information.

5.	Tenant Improvement Allowance:	$10,853,864.00, as further described in and subject to the terms of, the Tenant Work Letter attached hereto as Exhibit 1.1.1.

6.	NNN Lease:	In addition to the Base Rent, Tenant shall be responsible to pay Tenant’s Share of Direct Expenses in accordance with the terms of Article 4 of the Lease.

7.	Tenant’s Share (Article 4):

For the period beginning on the Phase I Rent Commencement Date and ending at 11:59pm on the day before the Phase II Rent Commencement Date, Tenant’s Share shall be approximately 32.15%, based on the Phase I Space and the calculation set forth in Section 4.2.6 of this Lease, below.

For the period from and after the Phase II Rent Commencement Date, Tenant’s Share shall be approximately 46.74% for the entire Premises, based on the calculation set forth in Section 4.2.6 of this Lease, below.

8.	Permitted Use (Article 5):

The Premises shall be used only for general office, research and development (including laboratory and vivarium, as permitted by Applicable Laws), and as an accessory use to the foregoing, biomanufacturing (but in no more than 25% of the rentable square footage of the Premises in connection with the Initial Tenant Improvements (as defined in the Work Letter), and in no more than 40% of the rentable square footage of the Premises as a result of any subsequent Alterations, all such Alterations to be subject to the provisions of Article 8), and other accessory uses reasonably related to and incidental to such specified uses, all (i) consistent with comparable mixed-use office and research and development projects in the Lexington and Bedford, Massachusetts area, and (ii) in compliance with, and subject to, Applicable Laws and the terms of this Lease. Notwithstanding anything to the contrary contained herein, vivarium uses in the Premises (as it may be expanded or contracted) shall occupy no more than 10% of the rentable square footage of the

Premises at the time of the Initial Tenant Improvements, and no more than 20% of the rentable square footage of the Premises as a result of any subsequent Alterations, all such Alterations to be subject to the provisions of Article 8.

9.	Security Deposit (Article 21):	$1,496,587.25, subject to reduction in accordance with the terms of Article 21.

10.	Guarantor (Article 21):	None.

11.	Parking Ratio (Article 28):	Three (3) unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

12.	Address of Tenant (Section 29.18):	following Substantial Completion of the Tenant Improvements: At the Premises, Attention: Director of Operations

before Substantial Completion of the Tenant Improvements:

45 Wiggins Avenue Bedford, MA 01730 Attention: Director of Operations

13.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

14.	Brokers (Section 29.24):	Cresa and Transwestern/RBJ

1.
PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit 1.1.1-1 attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit 1.1.1-1 is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Tenant shall accept the Premises in its presently existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as otherwise expressly set forth in this Lease or in the Tenant Work Letter attached hereto as Exhibit 1.1.1-2. The Premises shall exclude Common Areas, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, elevator lobbies and common lavatories, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common with other parts of the Building.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, as more particularly described on Exhibit 1.1.2, attached, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, including Tenant, or to be shared by Landlord and certain tenants, including Tenant, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas”. The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time in accordance with Section 5.2, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall: (a) perform such closures, alterations, additions or changes in a commercially reasonable manner; (b) use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises; and (c) except in the case of emergency, provide at least five (5) business days’ notice to Tenant of such closure, alterations, additions, and/or changes.

1.2 Stipulation of Rentable Square Feet of Premises. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed to be as set forth in Section 2.2 of the Summary.

1.3 Intentionally Omitted.

1.4 Expansion Right. Subject to the terms and conditions of this Article, and provided that at the time of delivery of Tenant’s Expansion Notice (as hereinafter defined) and as of the Expansion Premises Commencement Date (as hereinafter defined), (x) this Lease is in full force and effect, and (y) Tenant has not been in default under this Lease beyond all applicable notice and cure periods at any time during the thirty-six (36) months immediately preceding the delivery of Tenant’s Expansion Notice, Tenant shall have the one-time right (the “Expansion Right”) to expand the Premises within the Building by leasing approximately 26,200 rentable square feet of space on the first (1st) floor of the Building (the “Expansion Premises”) currently leased by N2 Biomedical LLC (“N2”), which area is the not-shaded area within the Building shown on Exhibit 1.1.1-1. Promptly following Tenant’s proper delivery of the Tenant’s Expansion Notice in accordance with this Section 1.4, Landlord and Tenant shall enter into a lease amendment confirming the terms of this Lease as amended by the inclusion of the Expansion Premises in the Premises leased hereunder.

1.4.1 Conditions of Exercise. In order to exercise such expansion right, Tenant shall give Landlord written notice (“Tenant’s Expansion Notice”) by the earliest to occur of the following dates:

a. on or before February 28, 2020, which Landlord represents is the date that is nine (9) months prior to the expiration date of the lease between Landlord and N2 with respect to the Expansion Premises (the “N2 Lease”);

b. on or before the date that is four (4) weeks following Landlord’s notice to Tenant of the early termination of the N2 Lease following a default by N2 thereunder; and

c. on or before the date that is four (4) weeks following Landlord’s notice to Tenant of Landlord’s intention to commence marketing the Expansion Premises in anticipation of an early termination of the N2 Lease.

If Tenant shall fail to timely deliver Tenant’s Expansion Notice, Tenant shall be deemed to have waived such right and the provisions of this Section 1.4 shall terminate and be of no further force and effect.

1.4.2 Lease of Expansion Premises. If Tenant exercises its Expansion Right in accordance with Section 1.4.1, above, Tenant’s lease of the Expansion Premises shall be upon and subject to all of the same terms and conditions as this Lease, except that (i) the Premises shall thereafter consist of 93,365 rentable square feet and Tenant’s Share under the Lease shall thereafter be 64.97%; (ii) Base Rent, Additional Rent for Direct Expenses, and utility charges with respect to the Expansion Premises shall be payable commencing on the date (the “Expansion Premises Rent Commencement Date”) that is the earlier to occur of Tenant’s occupancy of the Expansion Premises for the conduct of its business, or five (5) months following the date of Landlord’s delivery of the Expansion Premises to Tenant in broom clean condition, free of any occupancy rights, personal property and debris; (iii) the Tenant Improvement Allowance with respect to the Expansion Premises shall be calculated by multiplying $4,231,300.00 times a fraction, the numerator of which is the number of full calendar months from the Expansion Premises Rent Commencement Date to February 28, 2027 and the denominator of which is the number of full calendar months from the Phase I Rent Commencement Date to February 28, 2027; and (iv) except for delivering the Expansion Premises in the condition described on Exhibit 1.4.2, Landlord shall not be required to perform any leasehold improvements, alterations or any other work to make the Expansion Premises ready for Tenant’s use or occupancy, and Tenant shall accept the Expansion Premises in its “as is” condition on the Expansion Premises Commencement Date.

1.4.3 Termination of Expansion Right. The expansion right granted herein is personal to the Tenant named in this Lease and is non-transferable to any Transferee, other than to a Permitted Transferee. Notwithstanding anything to the contrary contained herein, any assignment of this Lease or the subletting of more than seventy-five percent (75%) of the Premises by Tenant pursuant to the provisions of this Lease, other than a Permitted Transfer, shall terminate the Expansion Right and the same shall be null and void and without recourse to either party hereto.

2.
LEASE TERM; OPTION TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be irrevocably exercised only by written notice (“Tenant’s Extension Notice”) delivered by Tenant to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) as of the end of the Lease Term, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (iii) Tenant has not previously been in default under this Lease, after the expiration of any applicable notice and cure period, more than twice; and (iv) the Lease then remains in full force and effect and Original Tenant or a Permitted Assignee occupies at least eighty percent (80%) of the useable square footage of the Premises at the time the option to extend is exercised and as of the commencement of the applicable Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease).

2.2.2 Option Rent. The annual Base Rent payable by Tenant during each Option Term (the “Option Rent”) shall be equal to the greater of: (a) the Base Rent in effect as of the day preceding the Option Term, with 3% annual increases on each anniversary of the first day of the Option Term, and (b) the “Fair Rental Value,” as that term is defined below, for the Premises as of the first day of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual fixed base rent per rentable square foot at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration all reasonable factors considered by landlords and tenants in the determination of fixed annual rent. The term “Comparable Buildings” shall mean the Building and those other mixed-use office and research and development buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in the Bedford and Lexington, Massachusetts submarket. The parties acknowledge that Fair Rental Value may include increases in the rental rate payable over the Option Term, but in no event shall the Fair Rental Value ever decrease during any Option Term.

2.2.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Fair Rental Value for the Premises for the Option Term no later than eleven (11) months prior to the Lease Expiration Date. If Tenant, on or before the date which is ten (10) business days following the date upon which Tenant receives Landlord’s determination of the Fair Rental Value, in good faith objects to Landlord’s determination of the Fair Rental Value, then Landlord and Tenant shall attempt to agree upon the Fair Rental Value using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Fair Rental Value (the “Outside Agreement Date”), then each party shall make a separate determination of the Fair Rental Value, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below. If Tenant fails to object to Landlord’s determination of the Fair Rental Value within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Fair Rental Value.

2.2.3.1 If Landlord and Tenant fail to reach agreement prior to the Outside Agreement Date, then Landlord and Tenant shall each appoint one arbitrator who shall be a qualified real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of other comparable mixed-use office and research and development buildings located in the Bedford and Lexington, Massachusetts submarket. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Rental Value is the closest to the actual Fair Rental Value, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter to, within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator, agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Rental Value, and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the then-President of the Greater Boston Real Estate Board to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease.

2.2.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the then-President of the Greater Boston Real Estate Board to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease.

2.2.3.7 The cost of the Neutral Arbitrator shall be paid by Landlord and Tenant equally and each of Landlord and Tenant shall pay the cost of its respective Advocate Arbitrator.

2.2.3.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay Option Rent as determined in accordance with Section 2.2.2, using the Fair Rental Value calculation initially provided by Landlord to Tenant, and upon the final determination of the Fair Rental Value, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

2.2.3.9 The terms of the Lease during any Option Term shall be the same as the terms during the initial Lease Term, other than as expressly set forth in this Section 2.2.

3.
BASE RENT

3.1 Tenant shall pay, without prior notice or demand, at such place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America or pursuant to wire or electronic payment instructions provided by Landlord, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary, in advance, on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Base Rent and Additional Rent shall together be denominated “Rent”. Without limiting the foregoing, Tenant’s obligation to pay Rent shall be absolute, unconditional and independent of any Landlord covenants and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and Tenant assumes the risk of the foregoing and waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant hereby acknowledges and agrees that it has been represented by counsel of its choice and has participated fully in the negotiation of this Lease, that Tenant understands that the remedies available to Tenant in the event of a default by Landlord may be more limited than those that would otherwise be available to Tenant under the common law in the absence of certain provisions of this Lease, and that the so-called “dependent covenants” rule as developed under the common law shall not apply to this Lease or to the relationship of Landlord and Tenant created hereunder.

4.
ADDITIONAL RENT

4.1 General Terms. Commencing on the Phase I Rent Commencement Date, in addition to paying Base Rent in the amount (if any) specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease other than Base Rent, are hereinafter collectively referred to as the “Additional Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Omitted.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses”.

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Common Areas, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with any federal, state or municipal governmentally mandated transportation demand management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including a property management fee of not more than 3% of Project revenues (including expense pass-throughs), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) the cost of a dumpster and/or trash compactor at the Building for use by tenants for ordinary office waste (and not for Hazardous Materials); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including reasonable interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project; provided, however, that the costs of any capital improvement shall be amortized (including reasonable interest on the amortized cost as reasonably determined by Landlord) over such period of time as Landlord shall reasonably determine; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or municipal government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions, restrictions, and reciprocal easement agreements affecting the Project, and any agreements with governmental agencies affecting the Project (any of the foregoing that now or hereafter affect the Property, collectively, the “Underlying Documents”). In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be reasonably allocated among the properties benefitting from such service and shall be included in Operating Expenses. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants of the Project (excluding, however, such costs relating to any common areas of the Project);

(b) legal fees incurred in connection with disputes with other tenants;

(c) penalties and fines incurred due to Landlord’s breach of a law or ordinance;

(d) repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors;

(e) charitable or political contributions and membership fees or other payments to trade organizations other than de minimis amounts;

(f) costs in connection with services that are provided to another lessee or occupant of the Building, but are not offered to Tenant;

(g) costs (i.e., interest and penalties) incurred due to Landlord’s default beyond applicable notice and cure periods of this Lease to the extent in excess of costs that would have otherwise been incurred; and costs resulting from a dispute with another tenant, mortgagee, or other contract party;

(h) payments to subsidiaries or affiliates of Landlord, or to any other party, in each case as a result of a non-arm’s length transaction, for management or other services for the Building, or for supplies or other materials for the Building, to the extent that such payments exceed arm’s length competitive prices in the market where the Premises are located for the applicable services, supplies or materials, provided that this subsection shall not exclude from Operating Expenses a property management fee of not more than 3% of Project revenues (including expense pass-throughs);

(i) costs or expenses incurred in connection with the financing or sale of the Building or any portion thereof;

(j) the cost of acquiring investment grade art;

(k) fines, penalties, interest or other amounts imposed in connection with the Landlord’s failure to pay any tax when due;

(l) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(m) costs for which Landlord is reimbursed by any tenant or occupant of the Project (other than as Direct Expenses) or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(n) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(o) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(p) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(q) amount paid as ground rental for the Project by Landlord;

(r) except for a property management fee, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(s) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(t) all items and services for which Tenant or any other tenant in the Project reimburses Landlord (other than as Direct Expenses) or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(u) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(v) costs incurred to comply with laws relating to the removal of Hazardous Materials (other than Hazardous Materials typically found in comparable buildings, such as recyclable materials and typical construction materials);

(w) Landlord’s general overhead expenses not related to the Project;

(x) legal fees, accountants’ fees (other than normal bookkeeping expenses) and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof;

(y) any reserve funds; and

(z) any item that, if included in Operating Expense, would involve a double collection for such item by Landlord.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. To the extent that any service or cost included within Operating Expenses from time to time is provided to less than all of the tenants and is not the subject of a separate charge, Landlord may charge such Operating Expenses only to the tenants benefitting from such services, on a proportionate basis based on the respective rentable square feet of the tenants benefitting from such services, rather than based on Tenant’s Share. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, payments in lieu of taxes, business improvement district charges, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon. If at any time during the Lease Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Tax Expenses, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as on account of Tax Expenses under this Article 4 for such Expense Year. The foregoing sentence shall survive the expiration or earlier termination of this Lease. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, transfer tax or fee, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6 “Tenant’s Share” is based upon the ratio that the rentable square feet of the Premises bears to the rentable square feet of the Building and initially shall mean the percentages set forth in Section 7 of the Summary, subject to adjustment in the event that Tenant expands the Premises within the Building.

4.3 Calculation and Payment of Additional Rent. In the event Tenant extends the Lease Term pursuant to Section 2.2, above, or otherwise, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.3.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within six (6) months following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease or, if Landlord elects, Landlord shall reimburse such overpayment amount to Tenant. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, pay to Tenant the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

Tenant shall have the right for a period of ninety (90) days (the “Audit Period”) following its receipt of the Statement to examine Landlord’s books and records concerning Operating Expenses for the calendar year covered by such Statement in the offices of the property manager or another location reasonably designated by Landlord. Tenant’s audit may be conducted by its employees or its designated accountants, provided that the accountants must be employed on a regular fee for services basis and not on a contingency fee basis. If, by notice to Landlord given after such examination but during the Audit Period (which notice shall be accompanied by documentation evidencing the results of Tenant’s audit to Landlord’s reasonable satisfaction), Tenant disputes the amount of Additional Rent for Operating Expenses shown on the Statement, and Landlord and Tenant are unable to resolve such dispute within thirty (30) days thereafter, then either party may request that the amount of Additional Rent for Operating Expenses for the year in question be determined by an audit conducted by a certified public accountant reasonably selected by both parties, provided that if the parties are unable so to agree on an accountant within ten (10) days after receipt of Tenant’s notice, then within twenty (20) days after Tenant’s notice is given Tenant may submit the dispute for determination by an arbitration conducted by a single arbitrator in the Boston Office of the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules. The arbitrator shall be selected by the AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing first class mixed-use office and research and development buildings in the Bedford and Lexington, Massachusetts submarket. The cost of the accountant selected by both parties, and the arbitrator, if applicable, shall be shared equally by the parties. Tenant and each person reviewing Landlord’s books and records or participating in the arbitration shall agree in an instrument prepared by Landlord that all information obtained from Landlord’s books and records shall be kept confidential and used only for the purpose of determining amounts properly due under this Lease. If the Additional Rent due with respect to Operating Expenses is finally determined to be less or more than the Additional Rent paid by Tenant on account of Landlord’s calculation of Operating Expenses, Landlord shall either promptly refund to Tenant the difference or credit same against Rent next due from Tenant or Tenant shall promptly pay to Landlord the difference, as applicable.

4.3.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand (together with reasonable back-up evidencing the same) repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

5.
USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons claiming by, through, or under Tenant to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations attached hereto as Exhibit 5.2-1, as the same may be amended by Landlord from time to time, or in violation of Applicable Laws or any Underlying Documents which are listed on Exhibit 5.2-2 or which have been provided or made available to Tenant or of which Tenant otherwise has actual notice. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or unreasonably annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all Underlying Documents which have been provided or made available to Tenant or which are otherwise a matter of public record as of the date hereof.

5.3 Hazardous Materials.

5.3.1 Tenant’s Obligations.

5.3.1.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit 5.3.1.1. Tenant hereby represents, warrants and covenants that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s subtenants or assigns, or any of their respective employees, contractors and subcontractors of any tier, entities with a contractual relationship with such parties (other than Landlord), or any entity acting as an agent or sub-agent of such parties or any of the foregoing (collectively, “Tenant Parties”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises or Project. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord’s reasonable request, or in the event of any material change in Tenant’s use of Hazardous Materials at the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire. Landlord’s prior written consent shall be required for any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall not install or permit any underground storage tank on the Premises. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the Release (as defined below) of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; and (ii) shall not engage in activities at the Premises that give rise to, or lead to the imposition of, liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may hereafter be determined to be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this

Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

Any use or storage of Hazardous Materials by Tenant permitted pursuant to this Article 5 shall not exceed Tenant’s proportionate share (measured on a per floor basis) of similarly classed Hazardous Materials. Notwithstanding anything contained herein to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant perform work at or above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

5.3.1.2 Notices to Landlord. Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Project without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of

1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., M.G.L. c.21C; oil and hazardous materials as defined in M.G.L. c.21E; and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published or promulgated.

5.3.1.3 Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises in violation of the Lease, or requiring any Clean-Up (as defined below), in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective, remedial and other Clean-up action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises and Project are remediated to a condition allowing unrestricted use of the Premises (i.e., to a level that will allow any future use of the Premises, including residential, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 5.3. Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Material to the appropriate governmental authority, identifying Tenant as the responsible party. Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Materials in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive.

5.3.1.4 Indemnification.

5.3.1.4.1 In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises or Project by any Tenant Party, except to the extent such liabilities result from the negligence or willful misconduct of Landlord following the Lease Commencement Date. The foregoing obligations of Tenant shall include, without limitation: (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises and Project, and the preparation and implementation of any closure, removal, remedial or other required plans; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith. It is the express intention of the parties to this Lease that Tenant assumes all such liabilities, and holds Landlord harmless from all such liabilities, associated with the environmental condition of the Premises, arising on or after the date Tenant takes possession of the Premises.

5.3.1.4.2 Limitations. Notwithstanding anything in this Section 5.3.1.4 to the contrary, Tenant’s indemnity of Landlord shall not be applicable to claims based upon Existing Hazardous Materials except to the extent that Tenant’s construction activities and/or Tenant’s other acts or omissions caused or exacerbated the subject claim. “Existing Hazardous Materials” shall mean Hazardous Materials located on the Property in violation of applicable Environmental Laws as of the date of this Lease.

5.3.1.5 Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws with respect to its use and occupancy of the Premises and activities conducted at the Project. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2 Assurance of Performance.

5.3.2.1 Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform “Environmental Assessments,” as that term is defined below, to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials. For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation: (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

5.3.2.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.3 Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by any Tenant Parties to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4 Clean-up.

5.3.4.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Cleanup plan, Tenant shall, at Tenant’s sole cost and expense, without limitation of any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such 30-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

5.3.4.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Cleanup.

5.3.4.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with Applicable Laws.

5.3.4.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5 Confidentiality. Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Laws, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.3.7 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Environmental Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.8 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

6.
SERVICES AND UTILITIES

6.1 Landlord Provided Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation (including exhaust) and air conditioning (“HVAC”) to the Common Areas when necessary for normal comfort in the Building Common Areas.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and plugs for use by incidental use office equipment, provided that the connected electrical load of the incidental use equipment and the connected electrical load of Tenant’s lighting fixtures does not exceed Tenant’s Share of the Building limits as of the Effective Date. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide a dumpster and/or trash compactor at the Building for use by Tenant and other tenants for ordinary office waste (and not for Hazardous Materials) and janitorial, trash services and cleaning to Building Common Areas consistent with Comparable Buildings.

6.1.5 Landlord shall provide passenger elevator service to all floors of the Premises, and shall provide exclusive use of one (1) loading dock, and shared use of one (1) loading dock, as shown on Exhibit 6.1.5. Tenant shall have 24-hour access to its exclusive loading dock at no additional cost.

6.1.6 Landlord agrees to provide and maintain utility connections to the Building and, where applicable, Common Areas, for electricity, water and sewer.

6.2 Tenant Provided Services and Utilities. Except as otherwise expressly set forth in Section 6.1, above, Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including without limitation electricity, water, telephone, janitorial and Premises security services.

6.2.1 Tenant shall be solely responsible for performing all janitorial and trash services and other cleaning of the Premises, all in compliance with Applicable Laws. In the event such service is provided by a third party janitorial service, and not by employees of Tenant, such service shall be a janitorial service approved in advance by Landlord (Landlord shall provide Tenant with a list of approved vendors upon Tenant’s request) which approval shall not be unreasonably withheld, conditioned or delayed. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with Comparable Buildings.

6.2.2 Subject to Applicable Laws, Landlord’s reasonable security measures, and the other provisions of this Lease (including, without limitation, the Rules and Regulations), and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the Common Areas of the Building (including the freight loading dock but not including Common Areas for which Landlord requires the presence of a Building engineer), twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the limited-access areas of the Building during the normal operating hours of such portions of the Building.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2.3 Tenant shall pay for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon, whether part of Operating Expenses or as provided under this Article 6. As part of the Tenant Improvements, Tenant shall, at Tenant’s expense, subject to reimbursement from the Tenant Improvement Allowance, install direct meters for all utility services serving the Premises (except for water and sewer, which shall be or sub- or “check” metered based on water use, and Tenant’s cable, telephone, and internet service) for measuring Tenant’s consumption of such utility services, other than the HVAC system of the Building. Tenant shall pay all costs and expenses for any separately metered utilities provided exclusively to the Premises directly to the applicable service provider. Utility charges for power, gas and water serving the HVAC system of the Building (which are measured by the control management system of the Building based on air volume provided to each tenant space) shall be check or sub-metered by Landlord and paid as part of Operating Expenses. Landlord may install devices to separately, check or sub-meter any utility use within the Premises (or use other reasonable industry standard methods to reasonably estimate such use, where applicable) that is not metered in such a manner on the Commencement Date and in such event Tenant shall thereafter pay the cost directly to the applicable service provider, if separately metered, or to Landlord, if check or sub-metered. Additional Rent for any utilities that are not separately metered may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed, with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building.

6.3 Capacities; Overstandard Tenant Use. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, the actual cost of such excess consumption; and if Tenant does not cease such excessive usage promptly following written notice from Landlord, Landlord may install devices to separately meter any utility use (or use other reasonable industry standard methods to reasonably estimate such use) and in such event Tenant shall pay the cost directly to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity and any other utility serving the Premises shall never exceed the capacity of the feeders to the Project or the risers or wiring installation or Tenant’s Share of the per floor limits otherwise set forth on Exhibit 6.3, attached. If Tenant desires to use heat, ventilation or air conditioning in the Common Areas during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to the Common Areas at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish based upon its reasonably estimated out-of-pocket costs.

6.4 Interruption of Use. Tenant agrees that, to the extent permitted pursuant to Applicable Laws and except to the extent caused by the negligence or willful misconduct of Landlord, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service required to be provided by Landlord under this Lease, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except to the extent caused by the negligence or willful misconduct of Landlord, Landlord shall not be liable for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

Notwithstanding the foregoing to the contrary, in the event that there shall be an interruption, curtailment or suspension of any service required to be provided by Landlord pursuant to Section 6.1 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of a material portion of the Premises, and Tenant actually ceases to use the affected portion of the Premises (any such event, a “Service Interruption”), and if (i) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service

Interruption Notice”), and (ii) such Service Interruption shall not have been caused, in whole or in part, by reasons beyond Landlord’s reasonable control or by an act or omission in violation of this Lease by any Tenant Party or by any negligence of any Tenant Parties, (a Service Interruption that satisfies the foregoing conditions being referred to hereinafter as a “Material Service Interruption”) then, as liquidated damages and Tenant’s sole remedy at law or equity, Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Share of Direct Expenses, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease. To the extent a Material Service Interruption is caused by an event covered by Article 11 or Article 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or Article 13, as applicable, and the provisions of this paragraph shall not apply.

6.5 Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom except as expressly described herein. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

7.
REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment within the Premises or elsewhere exclusively serving the Premises, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior reasonable approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear; provided however, that if Tenant fails to make such repairs within applicable notice and cure periods, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a management fee of 4% of such costs. Without limitation, Tenant shall be responsible for electrical, plumbing, heating, ventilating and air-conditioning systems and equipment (“Tenant’s HVAC Equipment”) and other utility services serving the Premises from the Building connection point to the Premises (to the extent serving Tenant exclusively). Tenant shall maintain such systems in a commercially reasonable first-class condition and in accordance with any applicable manufacturer specifications relating to any particular component of such systems. Tenant shall secure, pay for, and keep in force contracts (“Service Contracts”) with qualified, experienced and reputable service companies reasonably approved by Landlord providing for the regular maintenance of such systems. Tenant shall maintain preventive maintenance records relating to the foregoing systems (“Preventative Maintenance Records”) in accordance with standards for first class office and research and development buildings. Tenant shall deliver a copy of all current Service Contracts to Landlord within 10 business days after each such Service Contract is executed and shall deliver to Landlord a copy of the Preventative Maintenance Records no less often than quarterly or, if requested by Landlord, monthly.

Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof (including roof membrane) of the Building, the structural portions of the floors of the Building, and the base building systems and equipment of the Building and Common Areas (to the extent not serving Tenant exclusively), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

8.
ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing, HVAC facilities or other utility or Building systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the anticipated commencement thereof. Landlord shall not unreasonably withhold or delay its consent to any proposed nonstructural Alterations, provided that such Alterations (1) are not visible from the outside of the Building, (2) do not affect the use of or require access to any part of the Building other than the Premises, (3) do not do not violate any certificate of occupancy for the Building or any other permits or licenses relating to the Project, (4) do not adversely affect any service required to be furnished to Tenant or to any other tenant or occupant of the Building, (5) do not affect any Building systems or Common Areas, (6) do not reduce the value or utility of the Building, and (7) otherwise comply with the Rules and Regulations and this Article 8. Notwithstanding the foregoing provisions of this Section 8.1, Tenant shall be permitted to make Minor Alterations (defined below) following five (5) business days’ notice to Landlord, but without Landlord’s prior consent. “Minor Alterations” shall mean Alterations that (i) are purely cosmetic in nature (such as painting, carpeting and the like), (ii) do not affect the Building systems or equipment, (iii) are not visible from the exterior of the Building, and (iv) cost less than $50,000.00 for a particular job of work.

8.2 Prior to commencing any Alterations affecting air distribution or disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems or air quality of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work.

8.3 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Notwithstanding the foregoing, if Tenant specifically requests, Landlord shall provide in its written consent to Alterations a statement that either (a) Landlord will not require removal and/or restoration of such Alterations, or (b) Landlord preserves its option to require removal and/or restoration of such Alterations upon the expiration or earlier termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws and, where required by Applicable Law, pursuant to a valid building permit.

Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors, design professionals, service providers, suppliers and materialmen who performed such work and whose labor, supplies or services give rise to a lien under Massachusetts law. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations in CAD format as well as copies of all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.4 Payment for Improvements. Except with respect to the Initial Tenant Improvements (as defined in the Work Letter attached hereto), if Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a flat fee equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of any proposed Alterations which amount shall not exceed $5,000.00 per request if the plans for such proposed Alterations have been prepared by Landlord’s engineers and/or architects for the Building.

8.5 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s general contractor carries “Builder’s All Risk” insurance (to the extent that the cost of the work shall exceed $100,000.00) in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease and such general liability insurance shall name the Landlord Parties (as defined below) as additional insureds. Landlord may, in its discretion, require Tenant to obtain and record a statutory form of lien bond, or obtain performance and payment bonds, or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee, in each case in form and substance reasonably satisfactory to Landlord. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of Landlord Parties.

8.6 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease. Subject to the terms of any written consent provided by Landlord pursuant to Section 8.3, Landlord may, by written notice to Tenant, require Tenant, at Tenant’s expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

9.
COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials or services furnished or obligations incurred by or on behalf of Tenant (which expressly excludes the Landlord Work), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any work, services or obligations related to the Premises giving rise to any such liens or encumbrances (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then Applicable Laws). Tenant shall remove any such lien or encumbrance by statutory lien bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.
INSURANCE

10.1 Indemnification and Waiver. Except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties (as defined below), to the maximum extent permitted pursuant to Applicable Laws, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that, to the extent permitted pursuant to Applicable Laws, Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys’ fees) during the Lease Term, or any period of Tenant’s occupancy of the Premises prior to the commencement or after the expiration of the Lease Term, incurred in connection with or arising from (i) any cause in, on or about the Premises (including, but not limited to, a slip and fall), provided that the terms of the foregoing indemnity shall not apply to the extent of any gross negligence or willful misconduct of Landlord, (ii) any negligent acts or omissions of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project, or (iii) any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

Subject to the waiver of subrogation contained herein, Landlord shall indemnify, defend, protect, and hold harmless Tenant and its officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys’ fees) during the Lease Term incurred in connection with or arising from the gross negligence or willful misconduct of Landlord or any Landlord Party.

10.2 Tenant’s Compliance With Landlord’s Property Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal and advertising injury and property damage (including loss of use thereof) arising out of Tenant’s operations, products/completed operations, and contractual liability including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including, solely on a claims-made basis, products and completed operations coverage, for limits of liability of not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

Notwithstanding the foregoing, Tenant shall not be required to obtain insurance coverage for products/completed operations until Tenant conducts activities that could be covered by such insurance.

10.3.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements described in Exhibit 1.1.1-2 and any other tenant improvements that exist in the Premises as of the Lease Commencement Date (the “New Improvements”). Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3 Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings and continuing expenses, including rent, attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy will include a waiver of subrogation in favor of the Landlord Parties.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Landlord, its subsidiaries and affiliates and any other party Landlord so specifies, shall be named as an additional insured under the policies listed in Sections 10.3.1, 10.3.2 and 10.3.3. All insurance policies required to be maintained by Tenant shall (i) be issued by an insurance company having a rating of not less than A:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in The Commonwealth of Massachusetts; (ii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (iii) be in form and content reasonably acceptable to Landlord (Tenant shall provide full and complete copies of any policies that Landlord reasonably requests); and (iv) provide that said insurer shall endeavor to provide written notice to Landlord and any mortgagee of Landlord, to the extent such names are furnished to Tenant prior to the cancellation of such policy. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the earlier to occur of (A) the Lease Commencement Date, and (B) the date upon which Tenant is first provided access to the Premises, and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate within ten (10) days after written notice from Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies specify now or shall specify that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of insurance and such additional coverages as Landlord may reasonably require.

10.7 Landlord’s Insurance. Landlord shall maintain: (a) all risk property insurance covering the building structure and any Common Areas (such insurance shall be on a replacement cost basis without any coinsurance provision and shall include business interruption coverage); and (b) general liability insurance with coverage of $1,000,000 per occurrence and $2,000,000 general aggregate. In addition, Landlord may choose to provide other types of insurance covering the building and its operations. The cost of Landlord’s insurance shall be included in Operating Expenses.

11.
DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore such Common Areas and the Premises (other than the Tenant Improvements and any Alterations, the restoration of which shall be done by Tenant) to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. To the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the Permitted Use bears to the total rentable square feet of the Premises.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) such damage is not fully covered by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within eighteen (18) months after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the negligence or intentional act of Tenant or any Tenant Party; (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In addition, Tenant may terminate this Lease if the damage to the Premises occurs during the last twelve (12) months of the Lease Term, and, as a result of such damage, Tenant cannot reasonably conduct business from the Premises for a period of at least one-half (1/2) of the then-remaining term. In no event shall Landlord have any obligation to undertake restoration on account of any casualty except to the extent of the insurance proceeds actually received by Landlord.

12.
NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.
CONDEMNATION

13.1 If the whole or substantially all of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if all reasonable access to the Building is so taken or condemned, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one (1) year or less, and provided that such temporary taking does not materially preclude or unreasonably diminish Tenant’s ability to conduct business from the Premises, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, provided, however, that Tenant shall be entitled to a share of the award for any loss of fixtures and improvements and for moving and other reasonable expenses that do not otherwise reduce Landlord’s recovery. If this Lease does not terminate on account of any such eminent domain or condemnation proceeding, then Landlord shall, to the extent practicable, restore the affected area of the Premises, Building or Project. In no event shall Landlord have any obligation to undertake restoration on account of any condemnation or eminent domain proceeding except to the extent of the award actually received by Landlord.

14.
ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided that such costs shall not exceed $2,500.00 per proposed Transfer so long as such proposed Transfer is subject to the form of Landlord consent attached hereto as Exhibit 14.1, without alterations.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed sublet of the Subject Space or assignment of this Lease on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed sublet or assignment where one or more of the following apply, in Landlord’s reasonable judgment:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee is either a governmental agency or instrumentality thereof;

14.2.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.4 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.5 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

14.2.6 In Landlord’s reasonable determination, the sub-rent, additional rent or other amounts received or accrued by Tenant from subleasing, assigning or otherwise Transferring all or any portion of the Premises is based on the income or profits of any person, or the assignment or sublease could cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as “rents from real property” within the meaning of section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision thereto or which would cause any other income of Landlord to fail to qualify as income described in section 856(c)(2) of the Code.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has withheld or delayed its consent in violation of this Section 14.2 or otherwise has breached its obligations under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee (other than any Permitted Transferee). “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable third party expenses incurred by Tenant for (i) any design and construction costs incurred on account of changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent and tenant improvement allowances reasonably provided to the Transferee in connection with the Transfer (provided that such free rent and tenant improvement allowances shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer, and (iv) legal fees and disbursements reasonably incurred in connection with the Transfer (collectively, “Tenant’s Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, any lump sum payment, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Option as to Sublet Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer which, together with all prior Transfers then remaining in effect, would cause seventy-five percent (75%) or more of the Premises to be Transferred for more than seventy-five percent (75%) of the then remaining Lease Term (assuming all sublease renewal or extension rights are exercised), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4. Landlord shall have the option, by giving written notice to Tenant (a “Recapture Notice”) within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space and, at Landlord’s election, the balance of the Premises if the Contemplated Transfer Space shall be less than the entire Premises. If Landlord delivers a Recapture Notice, Tenant shall have a right to rescind such Intention to Transfer Notice by delivery of a written notice of rescission made within five (5) business days of the Recapture Notice, in which case this Lease shall continue in full force and effect. If a Recapture Notice is delivered and Tenant does not exercise its right to rescind the Intention to Transfer Notice, the recapture shall be effective and such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space or the entire Premises, as provided in Landlord’s Recapture Notice, as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Landlord and Tenant shall share equally in the costs to demise any such portion of the Premises recaptured by Landlord pursuant to this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and is anticipated to derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Sublease/Transfer Restrictions. Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 14.1 above, Tenant shall not: (a) sublet all or part of the Premises or assign or otherwise Transfer this Lease on any basis such that the rental or other amounts to be paid by the subtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the subtenant or assignee; (b) sublet all or part of the Premises or assign this Lease to any person or entity in which, under Section 856(d)(2)(B) of the Code, Longfellow Atlantic REIT, Inc., a Delaware corporation (the “Company”), or any affiliate of the

Company owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d) (5) of the Code), a ten percent (10%) or greater interest; or (c) sublet all or part of the Premises or assign this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant hereto or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c) (2) of the Code. The requirements of this Section 14.6 shall likewise apply to any further subleasing, assignment or other Transfer by any subtenant or assignee. All references herein to Section 856 of the Code also shall refer to any amendments thereof or successor provisions thereto.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to (and each sublease shall provide Landlord with the ability to): (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant, i.e., an entity which is controlled by, controls, or is under common control with, Tenant, or (B) an assignment of this Lease to an entity that succeeds to all the business or assets of Tenant by merger, consolidation, reorganization or other form of entity reorganization (each of the entities described in (A) and (B), a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate; (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease; (iii) in the event of an assignment of the Lease or a subletting of all or substantially all of the Premises, the resulting Tenant, or subtenant, as the case may be, shall have a creditworthiness as reasonably determined by Landlord that is no worse than Tenant’s creditworthiness as of the date six months prior to the date such merger, consolidation, reorganization or other form of entity reorganization is consummated or such sublet occurs, as applicable; and (iv) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building. An assignee of Tenant’s entire interest that is also a Permitted Transferee may also be known as a “Permitted Assignee”. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity and the ability to direct the day-to-day affairs of such person or entity. No such permitted assignment or subletting or other Transfer permitted with or without Landlord’s consent pursuant to this Article 14 shall serve to release Tenant from any of its obligations under this Lease. In no event shall any transfer of shares in Tenant over a nationally recognized U.S. stock exchange be deemed to be a Transfer.

15.
SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, excepting reasonable wear and tear, damage by casualty which are the Landlord’s obligation to restore, and repairs which are specifically made the responsibility of Landlord hereunder. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises such Alterations that Tenant is required to remove in accordance with Section 8.3 of this Lease, any debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant (unless Landlord, in its sole discretion, waives the requirement that any item of personal property be removed), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant’s personal property includes only those items that are not built into the Premises and that have not been constructed or installed by Landlord.

15.3 Environmental Assessment. Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces, piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 15.3 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (an “Environmental Assessment”) addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with Applicable Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office, research and development, laboratory, and/or vivarium uses, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results. Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least thirty (30) days prior to commencing the work described therein or at least sixty (60) days prior to the expiration of the Lease Term, whichever is earlier.

If Tenant fails to perform its obligations under this Section 15.3, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five (5) day period, and Tenant shall within ten (10) days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 15.3 shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Project for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Project or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from (i) Hazardous Materials existing in the Premises as at the delivery of possession to Tenant (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease), or (ii) the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

16.
HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term. If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express written consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term. In either case, Base Rent shall be payable at a monthly rate equal to (x) the higher of fair market rent and one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term for the first sixty (60) days of such hold over, and (y) the higher of fair market rent and two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term for each day thereafter. Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein, including without limitation the obligation to pay Additional Rent. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.

The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and/or any lost profits and consequential or indirect damages to Landlord resulting therefrom.

17.
ESTOPPEL CERTIFICATES

Each party shall execute, acknowledge and deliver to the other party an estoppel certificate, which, shall be substantially in the form of Exhibit 17, attached hereto (or such other form as may be reasonably requested by either party or by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. At any time during the Lease Term, within ten (10) business days following a request in writing by Landlord, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If no audited financial statement is prepared, such statement will be certified by the CFO or Treasurer of Tenant.

18.
SUBORDINATION

This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases require in writing that this Lease be superior thereto. Tenant covenants and agrees that in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor. Notwithstanding any other provision of this Lease to the contrary, no holder of any such mortgage, trustee deed or other encumbrance and no such ground lessor, shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such holder shall foreclose such mortgage, trust deed or other encumbrance, or the lessors under such ground lease or underlying leases otherwise acquire title to the Property, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure or acquisition of title, provided the foregoing shall not release any such holder or ground lessor from performing ongoing obligations of Landlord from and after the date of such foreclosure or acquisition of title, such as repair and maintenance obligations. No such holder shall ever be obligated to perform or be liable in damages for any of Landlord’s obligations arising or accruing before such foreclosure or acquisition of title. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to subordinate this Lease to any such ground lease, mortgage or lien. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant acknowledges and agrees that the form of subordination, non-disturbance and attornment agreement attached as Exhibit 18 is acceptable to Tenant for the purposes of this Section 18. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.

Landlord’s interest herein may be assigned as security at any time to any Mortgagee. Notwithstanding the foregoing or anything to the contrary herein, no Mortgagee succeeding to the interest of Landlord hereunder shall be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee or ground lessor), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month in advance of its due date, which was not approved in writing by the Mortgagee, (v) liable beyond such Mortgagee’s interest in the Project, or (vi) responsible for the payment or performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant or for the payment of any tenant improvements allowances. Nothing in clause (i), above, shall be deemed to relieve any Mortgagee succeeding to the interest of Landlord hereunder of its obligation to comply with the obligations of Landlord under this Lease from and after the date of such succession.

No Mortgagee shall, either by virtue of the Mortgage or any assignment of leases executed by Landlord for the benefit of such Mortgagee, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until such Mortgagee shall have acquired the interest of Landlord in the Property, by foreclosure or otherwise, or in fact have taken possession of the Property as a mortgagee in possession and then such liability or obligation of Mortgagee under the Lease shall extend only to those liability or obligations accruing subsequent to the date that such Mortgagee has acquired the interest of Landlord in the Premises, or in fact taken possession of the Property as a mortgagee in possession.

19.
DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due and such failure shall continue for five (5) business days after notice of such failure is given to Tenant, except that if Landlord shall have given two (2) such notice in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rent or any other charge required to be paid under this Lease until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of the Premises by Tenant, provided that Tenant’s non-use of the Premises during any period for which Tenant is entitled to a rent abatement pursuant to Section 11.1 as a result of casualty damage shall not constitute abandonment for purposes of this paragraph, nor shall Tenant’s non-use of the Premises during the performance of Alterations approved by Landlord, so long as such Alterations are performed in an expedient manner; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord;

19.1.5 If a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or any guarantor’s property and such appointment is not discharged within 90 days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or any guarantor under any bankruptcy law or is filed against Tenant or any guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within 90 days from the date upon which it is filed.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant beyond applicable notice and cure periods, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.2.1 Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law, and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law, to recover possession of the Premises from Tenant and those claiming through or under Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. To the extent permitted pursuant to Applicable Laws, Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after seven days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods.

19.2.2 In the case of termination of this Lease pursuant to Section 19.2.1, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all of Landlord’s then unamortized costs of Tenant Improvements in the Premises; all reasonable expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

19.2.3 Following any termination of this Lease pursuant to Section 19.2.1, Landlord may elect by written notice to Tenant to be indemnified for loss of Rent by a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Lease Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Lease Term (if less than the Rent payable hereunder), estimated by Landlord as of the date of the termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the Rent that would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Article 4 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of Landlord, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of comparable buildings in the Cities of Boston and Cambridge. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If and for so long as Landlord does not make the election provided for in this Section 19.2.3, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Lease Term, representing the excess of the Rent that would have been paid in accordance with this Lease (Base Rent together with any Additional Rent that would have been payable under Article 4, to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 19.2.2 that have not been reimbursed by Tenant thereunder).

19.2.4 Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any default beyond any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 19.1, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

19.2.5 In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 19.2, Landlord may by written notice to Tenant elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 19.2, an amount equal to the lesser of (i) the aggregate of the Base Rent and Additional Rent for the balance of the Lease Term had it not been terminated or (ii) the aggregate thereof for the 12 months ending one year after the termination date or such lesser period then remaining in the Lease Term, plus in either case (iii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination and minus (iv) the amount of any recovery by Landlord under the foregoing provisions of this Section 19.2 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 19.2.2). Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 19.2.2.

19.2.6 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.7 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under this Section 19.2, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. The provisions of this Section 19.2.7 are not dependent upon the occurrence of a default.

19.2.8 Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Building.

19.2.9 Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion.

20.
COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant of quiet enjoyment, express or implied.

21.
SECURITY DEPOSIT

21.1 Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a letter of credit (the “L/C Security”) in the amount set forth in Section 9 of the Summary as security for the faithful performance by Tenant of all of its obligations under this Lease as follows:

(a) Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the Lease Expiration Date, an evergreen letter of credit substantially in the form of Exhibit 21.1 issued by an issuer reasonably satisfactory to Landlord, in the amount set forth in Section 9 of the Summary. If at any time during the Term (i) Landlord determines in its sole discretion that the financial condition of such issuer has changed in any materially adverse way from the financial condition of such issuer as of the date of execution of this Lease including, without limitation, if such issuer is declared insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, if a trustee, receiver or liquidator is appointed for such issuer, if the credit rating of the long-term debt of the issuer of the letter of credit (according to Moody’s, Standard & Poor’s or similar national rating agency reasonably identified by Landlord) is downgraded to a grade below investment grade, if the issuer enters into any supervisory agreement with any governmental authority or fails to meet any capital requirements imposed by applicable law, Landlord may require the L/C Security to be replaced by an L/C Security issued by a different issuer, in which event Tenant shall within five (5) days after written notice from Landlord deliver to Landlord a replacement L/C Security issued by a commercial bank or savings and loan association acceptable to Landlord in its sole discretion and that meets all other requirements of this Article. If Tenant has actual notice, or Landlord notifies Tenant at any time, that any issuer of the L/C Security has become insolvent or placed into FDIC receivership, then Tenant shall promptly deliver to Landlord (without the requirement of further notice from Landlord) substitute L/C Security issued by a commercial bank or savings and loan association acceptable to Landlord in its sole discretion and that meets all other requirements of this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).

(b) Landlord may draw upon the L/C Security, and hold and apply the proceeds for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default, if: (i) a default beyond applicable notice and cure periods exists (or would have existed with the giving of notice and passage of applicable cure periods, but only if transmittal of a default notice is stayed or barred by applicable bankruptcy or other similar law); (ii) as of the date forty-five (45) days before any L/C Security expires Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the date that is ninety (90) days after the then-current Lease Expiration Date; (iii) Tenant fails to pay any bank charges for Landlord’s transfer of the L/C Security when due; or (iv) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances. In the event of any such draw upon the L/C Security, Tenant shall within 10 business days thereafter provide Landlord with a replacement letter of credit, or amendment to the existing letter of credit increasing the amount of such letter of credit, in the amount of L/C Security, and in the form required hereunder, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall hold the proceeds of any draw not applied as set forth above as a cash Security Deposit as further described below.

(c) If Landlord transfers its interest in the Premises, then Landlord shall transfer the L/C Security to the transferee of its interest and notify Tenant of such transfer, and Tenant shall at Tenant’s expense, within fifteen (15) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

(d) If and to the extent Landlord is holding the proceeds of the L/C Security in cash from time to time, such cash shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant defaults (beyond applicable notice and cure periods) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default as provided in this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, any cash security then being held by Landlord shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings. Landlord shall deliver or credit to any purchaser or transferee of Landlord’s interest in the Premises the funds then held hereunder by Landlord, and thereupon (and upon confirmation by the transferee of such funds, whether expressly or by written assumption of this Lease, generally) Landlord shall be discharged from any further liability with respect to such funds. This provision shall also apply to any subsequent transfers. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the cash security, if any, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. If and to the extent the security held by Landlord hereunder shall be in cash, Landlord shall hold such cash in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the cash security, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on such cash security.

21.2 The amount of the Security Deposit shall be subject to reduction as provided in this Section 21.2. The initial amount of the Security Deposit shall be as set forth in Section 9 of the Summary. Provided that no default by Tenant under this Lease has previously occurred during the Lease Term that remained uncured after the expiration of all applicable notice and cure periods, Tenant shall have the one-time right, at any time on or before the date that is thirty-six (36) months following the Phase I Rent Commencement Date (the “Outside Security Reduction Date”) to reduce the L/C Security to the amount of $997,724.83 following: (A) the closing of a round of equity financing related to Tenant’s primary business so long as such equity financing, through one or a series of related transactions, results in aggregate net proceeds to Tenant at such closing of at least $50,000,000.00 in unrestricted US funds, with all such funds received by Tenant prior to the Outside Security Reduction Date, or (B) Tenant’s closing of one or more partnership transactions that provide immediately available net funds of at least $50,000,000.00, with all such funds received by Tenant from corporate partners prior to the Outside Security Reduction Date, so long as such amounts are not subject to contingencies, achievement of milestones, conditions subsequent, or otherwise subject to repayment by Tenant for any reason whatsoever (e.g., refunds or ‘clawbacks,’ or debt obligations). The closing of such financing or transactions shall be evidenced by Tenant’s delivery of updated financial statements in the form previously provided to Landlord and certified by Tenant’s chief financial officer, together with an updated organizational chart of Tenant and such other information evidencing the closing or transaction as Landlord may reasonably request and satisfactory to Landlord in its sole discretion. The reduction of the L/C Security in accordance with the preceding sentences shall be accomplished by the replacement or amendment of the L/C Security in a form complying with the terms of this Article 21.

22.
INTENTIONALLY OMITTED
23.
SIGNS

23.1 Signage. Tenant shall not install any signage (including, without limitation, any signs identifying Tenant’s name or advertising Tenant’s merchandise or otherwise) in or about the Premises that is visible from the exterior of the Premises or in any other part of the Project except as expressly permitted in this Section 23.1. Landlord shall provide Tenant with a building-standard multi-tenant lobby directory listing and a multi-tenant floor directory listing identifying Tenant. Such signage shall comply with Landlord’s then-current Building standard signage program. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, and so long as the Premises consists of at least 67,165 rentable square feet (the “Exterior Signage Threshold”), Tenant shall have the non-exclusive right to install and thereafter maintain one (1) sign identifying Original Tenant (or any Permitted Transferee following a Permitted Transfer) on the exterior of the Building (the “Exterior Building Signage”) in a location designated by Landlord. In no event shall Tenant’s Exterior Building Signage exceed Tenant’s Pro Rata Share of the exterior building signage permitted for tenants in the Building under the Town of Bedford zoning ordinance. Tenant shall be responsible, at its sole cost and expense, for the design, production and lighting of, and obtaining all permits related to, the installation of Tenant’s Exterior Building Signage. Notwithstanding anything herein to the contrary, if a default is then continuing or the Exterior Signage Threshold is no longer met, Tenant’s right to the Exterior Building Signage shall terminate, and Tenant shall remove the Exterior Building Signage and repair any damage caused by such removal, at Tenant’s sole cost, in a commercially reasonable manner that restores the portion of the Building that was subject to the Exterior Building Signage to substantially the condition that existed prior to the installation of the Exterior Building Signage. Tenant shall be responsible for all of the costs to fabricate, install, and maintain the Exterior Signage and to remove the Exterior Building Signage at the expiration of the Lease Term (or earlier at Landlord’s request if the Exterior Signage Threshold is no longer met) and shall perform such work using contractors reasonably approved by Landlord. If Tenant’s Exterior Building Signage requires municipal or other governmental approval, and such approval is denied, Landlord shall not be deemed to be in default hereunder and this Lease shall continue in full force and effect. Landlord shall have the right to remove or relocate the Exterior Building Signage on a temporary basis in connection with the maintenance and repair of the Building and upon completion thereof shall restore the Exterior Building Signage to its original location at Landlord’s cost and expense. In addition, Tenant may install one sign identifying Tenant at the entry to the Premises on each floor of the Premises, which identification signage shall be consistent with building standard signage as determined by Landlord. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. Tenant shall repair any damage to the Premises or Project, inside or outside, resulting from the erection, maintenance or removal of any signs. Tenant’s signage shall comply with all Applicable Laws.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted pursuant to Section 23.1, above, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, displays, window coverings, window lettering, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items or Alterations visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion. Tenant shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord, subject to Tenant’s rights pursuant to Section 23.1, above.

24.
COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done by any Tenant Party in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other federal, state or local governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations or Tenant Improvements, or (iii) the Building, but as to the Building, only to the extent such obligations are triggered by Alterations or Tenant Improvements, or Tenant’s particular use of the Premises and Project as opposed to office and research and development use, generally. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Applicable Laws to the extent required in this Article 24. Notwithstanding the foregoing terms of this Article 24 to the contrary, Tenant may defer such compliance with Applicable Laws while Tenant contests, in a court of proper jurisdiction, in good faith, the applicability of such Applicable Laws to the Premises or Tenant’s specific use or occupancy of the Premises; provided, however, Tenant may only defer such compliance if such deferral shall not (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (b) prohibit Landlord from obtaining or maintaining a certificate of occupancy for the Building or any portion thereof, (c) unreasonably and materially affect the safety of the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (d) create a significant health hazard for the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (e) otherwise materially and adversely affect Tenant’s use of or access to the Buildings or the Premises, or (f) impose material obligations, liability, fines, or penalties upon Landlord or any other tenant of the Building, or would materially and adversely affect the use of or access to the Building by Landlord or other tenants or invitees of the Building. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Common Areas of the Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.7, above.

25.
LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Notwithstanding the foregoing, Landlord shall not charge Tenant a late charge for the first (1st) late payment in any twelve (12) month period unless Tenant fails to timely pay such amount within five (5) business days following notice from Landlord that such amount is past due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting

Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus nine (9) percentage points, and (ii) the highest rate permitted by Applicable Law.

26.
LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.
ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than one (1) day’s prior notice to Tenant which may be given by telephone or electronic mail (except in the case of an emergency or with respect to regularly scheduled services) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then Applicable Law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Landlord may make any such entries without creating a default by Landlord and shall take such reasonable steps as required to accomplish the stated purposes. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, address, number or designation by which the Premises is commonly known, provided any such change does not (A) unreasonably reduce, interfere with or deprive Tenant of access to the Premises, or (B) reduce the rentable area (except by a de minimis amount) of the Premises. Any entry into the Premises by

Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises and the Base Rent (and any other item of Rent) shall under no circumstances abate while said repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise. If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible, Landlord or Landlord’s agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord’s agents shall accord reasonable care under the circumstances to Tenant’s Property, and without in any manner affecting this Lease. Tenant shall, at all times during the Term, be responsible for ensuring that Landlord has any and all keys, cards, codes or other means necessary to access the Premises. Except in case of emergency or in connection with regularly-scheduled services, Tenant shall have the option, upon receipt of Landlord’s notice of its intention to enter the Premises, to provide for an employee of Tenant to accompany Landlord’s agent or agents during such entry to the Premises.

28.
TENANT PARKING

During the Term, Tenant shall have the right to park the number of standard size automobiles and small utility vehicles set forth in Section 10 of the Summary in the parking facilities that serve the Project. Notwithstanding the foregoing, the number of parking spaces specified in Section 10 of the Summary shall be reduced by (a) the number of parking spaces at the Project that are not available for parking passenger cars on account of the installation or use of Exterior Equipment and/or Special Systems (but only to the extent Landlord has not accepted responsibility for such Special Systems pursuant to Section 29.33), and shall be further reduced by (b) a number which is the number of parking spaces at the Project that are not available for parking passenger cars on account of the installation or use of Special Systems for which Landlord has accepted responsibility pursuant to Section 29.33, multiplied by Tenant’s Share. All such parking shall be on a first-come, first-serve basis in common with others entitled to use the same. Tenant’s continued right to exercise its parking rights hereunder is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facilities (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and Tenant shall cooperate in seeing that any Tenant Parties and Tenant visitors also comply with such rules and regulations. Tenant’s use of the parking facilities for the Project shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant’s rights under this Article 28 shall not be assigned or sublicensed except in connection with an assignment or sublease permitted under Article 14.

29.
MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Landlord and Tenant agree not to record this Lease. Notwithstanding the preceding sentence to the contrary, at the request of either Landlord or Tenant, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease under Massachusetts law. All costs of preparation and recording such notice shall be borne by the party requesting the execution of such Notice of Lease. At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with an executed termination of the Notice of Lease in recordable form, which obligation shall survive such expiration or earlier termination.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not expressly set forth herein.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential or indirect damages, including without limitation injury or damage to, or interference with, Tenant’s business, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 REIT. Tenant acknowledges that the Company, an affiliate of Landlord, elects to be taxed as a real estate investment trust (a “REIT”) under the Code. Tenant hereby agrees to modifications of this Lease required to retain or clarify the Company’s status as a REIT, provided such modifications: (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, and (c) do not increase the Base Rent, Additional Rent and other sums to be paid by Tenant or Tenant’s other obligations pursuant to this Lease, or reduce any rights of Tenant under this Lease, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within ten (10) days after Tenant’s receipt thereof.

29.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, governmental action or inaction, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 11 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, and to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Bedford Patriots Park, LLC

c/o Longfellow Real Estate Partners

260 Franklin Street, Suite 1920

Boston, MA 02110

Attention: Asset Management

and

DLA Piper LLP (US)

33 Arch Street

Boston, MA 02110

Attention: Geoff Howell, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant (a) is a duly formed and existing entity qualified to do business in the State of Delaware and is qualified as a foreign entity authorized to do business in The Commonwealth of Massachusetts and (b) has full right and authority to execute and deliver this Lease, and (c) each person signing on behalf of Tenant is authorized to do so.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts. Landlord and Tenant waive trial by jury in any action to which they are parties, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. Landlord shall pay a commission to the Brokers pursuant to a separate written agreement between Landlord and the Brokers.

29.25 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.26 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. Delivery by fax or by electronic mail file attachment of any executed counterpart to this Lease will be deemed the equivalent of the delivery of the original executed instrument.

29.27 Confidentiality. Tenant acknowledges that the content of this Lease, any information regarding the Building or Project received from Landlord, and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants on a ‘need to know’ basis, provided that such other parties are made aware of Tenant’s obligations under this Section 29.27 and Tenant shall be responsible for any disclosure by such parties in violation of this paragraph.

29.28 Development of the Project.

29.28.1 Subdivision. Landlord reserves the right to subdivide all or a portion of the Building or Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.28.2 Construction of Property and Other Improvements. Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall use commercially reasonable efforts to mitigate the impact of such noise, dust, obstruction, etc. and such construction shall not unreasonably interfere with Tenant’s use of and access to the Premises.

29.29 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.30 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease. Tenant shall pay all costs in connection therewith. Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.31 Intentionally Omitted.

29.32 Rooftop and Outdoor Rights.

29.32.1 Grant of Rights. For so long as the Premises consists of at least 67,165 rentable square feet, Landlord grants Tenant the appurtenant, exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease, or as otherwise provided in this Section 29.32) license at no additional charge (other than to the extent included in Operating Expenses), but otherwise subject to the terms and conditions of this Lease, to: (a) use a portion of the roof of the Building reasonably agreed to by Landlord (the “Rooftop Installation Area”) to operate, maintain, repair, and replace reasonable amounts of telecommunications and mechanical equipment for Tenant’s own use, such as supplemental HVAC equipment, satellite dishes, microwave dishes, antennas and the like (collectively, “Rooftop Equipment”), appurtenant to the Permitted Uses and installed as part of Tenant Improvements or otherwise as permitted pursuant to Article 8; (b) use that portion of the land outside the Building marked on Exhibit 29.32.1 as “N Tank” (the “Nitrogen Tank Area”) to operate, maintain, repair, and replace a liquid nitrogen tank and related appurtenances (collectively, the “Nitrogen Tank”)

of a size reasonably approved by Landlord for Tenant’s own use, appurtenant to the Permitted Uses and installed as part of Tenant Improvements or otherwise as permitted pursuant to Article 8; and (c) use that portion of the land outside the Building marked on Exhibit 29.32.1 as “Gen.” (the “Generator Area”) to operate, maintain, repair, and replace an emergency electric generator (the “Generator”) of a size reasonably approved by Landlord for Tenant’s own use, appurtenant to the Permitted Uses and installed as part of Tenant Improvements or otherwise as permitted pursuant to Article 8. Together, the Rooftop Equipment, the Nitrogen Tank, and the Generator Area are referred to herein as “Exterior Equipment.” Together, the Rooftop Installation Area, the Nitrogen Tank Area, and the Generator Area are referred to herein as the “Exterior Areas.”

29.32.2 Installation and Maintenance of Rooftop Equipment, Nitrogen Tank, and Generator. Tenant shall install Exterior Equipment, if any, at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Article 8. Under no circumstance shall installation, modification, or removal of Exterior Equipment (including appurtenances such as fencing or barriers) be considered Minor Alterations. Tenant shall not install or operate Exterior Equipment until it receives prior written approval of the plans for such work in accordance with Article 8. Prior to either Landlord or Tenant commencing the installation of Exterior Equipment, Tenant shall provide Landlord with copies of all required permits, licenses and authorizations that Tenant will obtain at its own expense and that Tenant will maintain at all times during the operation of such Exterior Equipment. Landlord may withhold approval if the installation or operation of any Exterior Equipment reasonably would be expected to damage the structural integrity of the Building. Tenant shall maintain any Exterior Equipment in compliance with all Applicable Laws, including any municipal noise ordinance. Tenant shall cooperate with Landlord as reasonably required to accommodate any building or grounds work (including re-roofing of the Building) during the Lease Term and Tenant shall be responsible for any costs associated with working around, moving or temporarily relocating Tenant’s Exterior Equipment. Tenant’s access to the rooftop for the purposes of exercising its rights and obligations under this Section 29.32 shall be limited to normal building hours by prior appointment with the property manager, except in the case of emergencies threatening life or personal property. Tenant shall engage Landlord’s roofer (provided the charges of Landlord’s roofer are competitive in the marketplace) before beginning any rooftop installations or repairs of Rooftop Equipment, whether under this Section 29.32 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall cause a qualified contractor to inspect the Rooftop Installation Area as frequently as consistent with applicable laws and best practices observed by other users of equipment of similar size, function, and manner of installation as the Rooftop Equipment, but in no event less frequently than once per calendar month; shall correct any loose bolts, fittings or other appurtenances; and shall repair any damage to the roof caused by the installation or operation of Rooftop Equipment. Tenant, at its sole cost and expense, shall cause a qualified contractor to inspect each of the Nitrogen Tank Area and the Generator Area as frequently as consistent with applicable laws and best practices observed by other users of equipment of similar size, function, and manner of installation as the applicable element of Exterior Equipment, but in no event less frequently than once per calendar month; shall correct any loose bolts, fittings or other appurtenances related to the applicable Exterior Equipment and shall repair any damage to the areas surrounding the Nitrogen Tank Area and/or the Generator Area caused by the installation or operation of the Exterior Equipment or its appurtenances. Tenant shall pay Landlord following a written request therefor, with the next payment of Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Exterior Areas and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of any Exterior Equipment. All Rooftop Equipment shall be screened or otherwise designed so that it is not visible from the ground level of the Project. The Nitrogen Tank and Generator shall be fenced in or otherwise protected in accordance with best practices observed by other users of similarly-sized equipment with similar functions in the Lexington and Bedford, Massachusetts area.

29.32.3 Indemnification. Tenant agrees that the installation, operation and removal of Exterior Equipment shall be at its sole risk. Tenant shall indemnify and defend Landlord and the other Indemnitees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligent act or omission or willful misconduct of Landlord or its employees, agents or contractors) arising out of the installation, use, operation, or removal of Exterior Equipment by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Section 29.32. Landlord assumes no responsibility for interference in the operation of Exterior Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Exterior Equipment, and Tenant hereby waives any claims against Landlord arising from such interference. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

29.32.4 Removal of Exterior Equipment. Upon the expiration or earlier termination of the Lease, Tenant, unless and to the extent otherwise instructed by Landlord in writing, at Tenant’s sole cost and expense, shall remove Exterior Equipment from the Exterior Areas in accordance with the provisions of this Lease; and (ii) leave each of the Exterior Areas in good order and repair (including returning the Exterior Areas to parking use, if applicable), reasonable wear and tear and damage by casualty that is not the responsibility of Tenant to restore excepted. If Tenant does not remove Exterior Equipment and restore the Exterior Areas when so required, Landlord may remove and dispose of such appurtenances and personal property and charge Tenant for all costs and expenses incurred.

29.32.5 Interference by Rooftop Equipment. Landlord may have granted and may hereafter grant roof rights to other parties in other locations on the roof the Building that are not included within the Rooftop Installation Area, and Landlord shall use commercially reasonable efforts to cause such other parties to minimize interference with Rooftop Equipment. If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing (as of the Commencement Date) the Building or any building, premises or location in the vicinity of the Building, (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of Rooftop Equipment or (iv) interferes with any other tenants’ business, in each case in excess of that permissible under F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage), Tenant shall within five (5) business days of notice of a claim of interference or damage cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage). In the event Tenant disputes Landlord’s allegation that Rooftop Equipment is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building) and/or any other Building tenants’ equipment in the Building, in writing delivered within five (5) business days of receiving Landlord’s notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below. The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. Within ten (10) days of appointment, the arbitrator shall determine whether or not Rooftop Equipment is causing a problem with the Building and/or the equipment of any other Building tenant, and the appropriate resolution, if any. The arbitrator’s decision shall be final and binding on the parties. If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within ten (10) days after it is issued, Landlord may at any time thereafter (i) declare a default and/or (ii) relocate the item(s) of Rooftop Equipment in dispute in a manner consistent with the arbitral decision.

29.32.6 Relocation of Exterior Equipment. Based on Landlord’s good faith determination that such relocation is reasonably necessary, Landlord reserves the right to cause Tenant to relocate Exterior Equipment to comparably functional space by giving Tenant prior notice of such intention to relocate. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which such Exterior Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment. Landlord agrees to pay the reasonable cost of moving Exterior Equipment to such other space, taking such other steps necessary to ensure comparable functionality of the applicable Exterior Equipment, and finishing such space to a condition comparable to the location of such Exterior Equipment immediately preceding such relocation. Such payment by Landlord shall not constitute an Operating Expense under this Lease. Tenant shall arrange for the relocation of the applicable Exterior Equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be. In the event Tenant fails to arrange for said relocation within the sixty- (60-) day period, Landlord shall have the right to arrange for the relocation of such Exterior Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

29.32.7 Ownership of Exterior Equipment. During the Term of the Lease, the Exterior Equipment shall be treated as Tenant’s personal property for all purposes. Upon the expiration or earlier termination of the Lease, the Exterior Equipment shall, unless otherwise elected by Landlord in writing, become the property of Landlord. If Landlord elects to have Tenant remove all or any portion of the Exterior Equipment from the Property, Tenant, at Tenant’s sole cost and expense, shall (i) remove the Exterior Equipment from the applicable Exterior Area in accordance with the provisions of this Lease and (ii) leave the applicable Exterior Area in good order and repair, reasonable wear and tear excepted. If Landlord elects to have Tenant remove an element of Exterior Equipment, then Landlord may, at Tenant’s expense, require environmental testing by a consultant and with a scope of work reasonably acceptable to Landlord to determine if there has been a release of oil or hazardous substances with respect to the use by Tenant of the Exterior Equipment or the storage of any materials in connection therewith by Tenant. If the environmental report determines that an Environmental Condition (as hereinafter defined) exists in the vicinity of the Exterior Area involving oil or hazardous substances of the type used in connection therewith, and Tenant does not reasonably demonstrate that the Environmental Condition was caused by a party other than Tenant, its agents, employees or contractors, then Tenant shall further investigate and remediate the affected area and be responsible for complying with all applicable environmental laws in connection therewith. If Landlord determines that additional environmental testing is necessary to verify that the Environmental Condition has been fully remediated, then Tenant shall reimburse Landlord for the cost associated therewith. If Tenant does not remove any item of Exterior Equipment when so required, upon notice and ten (10) days to cure, such Exterior Equipment shall become Landlord’s property and, at Landlord’s election, Landlord may remove and dispose of the applicable Exterior Equipment and charge Tenant for all costs and expenses incurred as Additional Rent. An “Environmental Condition” shall mean the presence of any oil or hazardous substances that require investigation, removal, or remediation under any of applicable environmental laws. The provisions of this paragraph shall survive the expiration or earlier termination of the Lease.

29.33 Shared Special Systems. In connection with Tenant’s Initial Improvements, Tenant may, but shall not be required to, install any of the following systems serving the Premises, subject to the provisions of the Work Letter and Article 8 of this Lease: pH neutralization system, emergency generator, central vacuum, compressed air, and RO water system (each, a “Special System”). At such time as Tenant requests Landlord approval for Tenant’s Initial Improvements indicating that Tenant intends to install a Special System, Landlord shall have the right, if Landlord approves of the plans and specifications for such Special System in accordance with the terms of this Lease, to treat such Special System as a common system serving other tenants of the Building in addition to Tenant by notice given to Tenant contemporaneously with the approval of such plans. In the event that Landlord elects to treat any such Special System as a common system, (a) the procurement, design, and construction contracts for any such Special System shall be subject to Landlord approval; (b) Landlord shall obtain the general operating permits (as distinguished from building permits, certificates of occupancy, and other installation permits applicable to Alterations), if any, required for the installation and use of the applicable Special System by tenants at the Building generally in Landlord’s own name, and Tenant shall be responsible for obtaining (with the cooperation of Landlord, but without any obligation for Landlord to incur out-of-pocket expenses) any amendments to such permit that may be required from time to time for Tenant’s particular use; and (c) Landlord shall reimburse Tenant for Landlord’s proportionate share of the actual out of pocket costs incurred by Tenant to design and install such Special System, calculated based on the rentable square footage of the Premises and the rentable square footage of the Building exclusive of the Premises to be served by such system, as determined by Landlord. Such reimbursements shall be made as work on such Special System progresses, in each case in accordance with the disbursement procedures set forth in the Work Letter with respect to the Tenant Improvement Allowance (as if the amount to be contributed by Landlord were Tenant Improvement Allowance) and a budget approved by Landlord. The work to design and construct the Special System shall be documented by a change order (prepared on a time and materials, not-to-exceed basis) to Tenant’s design and construction contracts so that it is separately accounted for from all other Initial Tenant Improvements. Landlord shall have the right to review the books and records for the construction of the Tenant’s Initial Improvements to confirm that any such costs were properly allocated and such work shall be performed on an “open book” basis. Upon such time, if any, as Landlord connects another tenant to a Special System, Landlord shall assume responsibility for the operation and maintenance of such Special System, Tenant shall assign all warranties to the Special System to Landlord, and the portion of the Premises containing the Special System shall be eliminated from the Premises, without affecting any other terms or conditions of the Lease, which change shall be documented in an amendment to this Lease prepared by Landlord.

29.33.1 Upon Landlord’s assumption of responsibility, if any, for any Special System, the following provisions shall apply:

(1) Tenant’s use of such Special System(s) shall be at Tenant’s sole risk to the extent permitted pursuant to Applicable Laws (Landlord making no representation or warranty regarding the sufficiency of such Special System(s)for Tenant’s use, Tenant acknowledging that it shall have designed and constructed the same);

(2) Tenant’s use of such Special System(s) shall be undertaken by Tenant in compliance with all Applicable Laws, including Environmental Laws, and Tenant shall obtain (in cooperation with Landlord, but without any obligation on the part of Landlord to incur out-of-pocket costs), any and all permits required in connection with such use;

(3) Tenant acknowledges that Landlord may discontinue one or more of such Special System(s) at Landlord’s election by prior written notice given to Tenant at least 30 days in advance. If Landlord elects to discontinue any such service, then Landlord shall provide Tenant with a location mutually agreeable to Landlord and Tenant for Tenant to install its an alternate system for Tenant’s exclusive use on the terms and conditions set forth in Article 8 of this Lease;

(4) The costs to operate and maintain such Special System(s) shall be included in Operating Expenses. Tenant use of such Special System(s) shall not exceed Tenant’s Share of the capacity available to tenants of any such Special System;

(5) The use of such Special System(s) shall be subject to the Rules and Regulations.

(6) Tenant acknowledges and agrees that there are no warranties of any kind, whether express or implied, made by Landlord or otherwise with respect to such Special System(s) or any services (if any) provided in such Special System(s), and Tenant disclaims any and all such warranties.

(7) Tenant’s sole remedy for any breach or default by Landlord under this Section 29.33 beyond applicable notice and cure periods shall be to terminate its use of the Special System in question, and Tenant hereby, to the maximum extent possible, knowingly waives the provisions of any law or regulation, now or hereafter in effect that provides additional or other remedies to Tenant as a result of any breach by Landlord hereunder or under any such law or regulation.

29.34 Trash Compactor. In connection with Tenant’s Initial Improvements, Tenant may, but shall not be required to, install a trash compactor (the “Trash Compactor”) in a location determined by Landlord, subject to the provisions of the Work Letter and Article 8 of this Lease. Tenant shall install the Trash Compactor, if any, at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Article 8. Tenant shall not install or operate the Trash Compactor until it receives prior written approval of the plans for such work in accordance with the provisions applicable to Initial Tenant Improvements. Prior to commencing the installation of the Trash Compactor, Tenant shall provide Landlord with copies of all required permits, licenses and authorizations, which Tenant shall have obtained at its own expense. The procurement, design, and construction contracts for any such Trash Compactor shall be subject to Landlord approval, and Landlord shall reimburse Tenant for Landlord’s proportionate share of the actual out of pocket costs incurred by Tenant to design and install such Trash Compactor, calculated based on the rentable square footage of the Premises and the rentable square footage of the Building exclusive of the Premises to be served by the Trash Compactor, as determined by Landlord. Such reimbursements shall be made following installation of the Trash Compactor, in accordance with the disbursement procedures set forth in the Work Letter with respect to the Tenant Improvement Allowance (as if the amount to be contributed by Landlord were Tenant Improvement Allowance) and a budget approved by Landlord. The work to obtain and install the Trash Compactor shall be documented by a change order (prepared on a time and materials, not-to-exceed basis) to Tenant’s design and construction contracts so that it is separately accounted for from all other Initial Tenant Improvements. Landlord shall have the right to review the books and records for the construction of the Tenant’s Initial Improvements to confirm that any such costs were properly allocated and such work shall be performed on an “open book” basis. Upon the completion of the installation of the Trash Compactor, Landlord shall assume responsibility for the operation and maintenance of the Trash Compactor and Tenant shall assign all warranties to the Trash Compactor to Landlord.

29.34.1 Upon Landlord’s assumption of responsibility for any Trash Compactor, the following provisions shall apply:

(1) Tenant’s use of such Trash Compactor shall be at Tenant’s sole risk to the extent permitted pursuant to Applicable Laws (Landlord making no representation or warranty regarding the sufficiency of such Trash Compactor for Tenant’s use, Tenant acknowledging that it shall have procured and installed the same);

(2) Tenant’s use of such Trash Compactor shall be undertaken by Tenant in compliance with all Applicable Laws, including Environmental Laws, and Tenant shall obtain any and all permits required in connection with such use;

(3) Tenant acknowledges that Landlord may discontinue the availability of the Trash Compactor at Landlord’s election by prior written notice given to Tenant at least 30 days in advance. If Landlord elects to discontinue any such service, then Landlord shall provide Tenant with a location mutually agreeable to Landlord and Tenant for Tenant to install its an alternate system for Tenant’s exclusive use on the terms and conditions set forth in Article 8 of this Lease;

(4) The costs to operate and maintain the Trash Compactor shall be included in Operating Expenses. Tenant use of such Trash Compactor shall not exceed Tenant’s Share of the capacity available to tenants of any such Trash Compactor;

(5) The use of such Trash Compactor shall be subject to the Rules and Regulations.

(6) Tenant acknowledges and agrees that there are no warranties of any kind, whether express or implied, made by Landlord or otherwise with respect to such Trash Compactor, and Tenant disclaims any and all such warranties.

29.35 Tenant’s sole remedy for any breach or default by Landlord under this Section 29.34 beyond applicable notice and cure periods shall be to terminate its use of the Trash Compactor, and Tenant hereby, to the maximum extent possible, knowingly waives the provisions of any law or regulation, now or hereafter in effect that provides additional or other remedies to Tenant as a result of any breach by Landlord hereunder or under any such law or regulation.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written as a sealed Massachusetts instrument.

LANDLORD: BEDFORD PATRIOTS PARK, LLC, a Delaware limited liability company		TENANT: HOMOLOGY MEDICINES , INC., a corporation

By:	/s/ Jamison N. Peschel	By:	/s/ Arthur Tzianabos
Name: Jamison N. Peschel		Name: Arthur Tzianabos
Its: Authorized Signatory		Its: CEO

		By:	/s/ Brad Smith
Name: Brad Smith
Its: CFO

EXHIBIT 1.1.1-1

PREMISES

EXHIBIT 1.1.1-1

EXHIBIT 1.1.1-2

TENANT WORK LETTER

This Tenant Work Letter sets forth the terms and conditions relating to the construction of the initial tenant improvements in the Premises (“Initial Tenant Improvements”). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Initial Tenant Improvements, in sequence, as such issues will arise during the actual construction of such improvements. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit 1.1.1-2 and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

1. (a) Landlord, at Landlord’s expense (not to exceed $6,716.50), shall provide the services of Landlord’s architect to create an initial fit plan for the Premises (the “Fit Plan”). Tenant shall cause to be prepared by R.E. Dinneen, or another architect approved by Landlord in Landlord’s reasonable discretion, at Tenant’s sole cost and expense (“Tenant’s Architect”), and Tenant shall submit to Landlord, for Landlord’s review and approval, detailed plans, working drawings and detailed specifications of the Tenant Improvements (including, if Tenant so desires and Landlord determines that such installation is feasible, the installation of an additional exhaust shaft near the “back stairway” of the Building in a location designated by Landlord or in another location acceptable to Landlord, which if so constructed, shall be deemed a part of the Premises for all purposes under the Lease) (“Tenant’s Plans”), which Tenant’s Plans shall be (i) substantially in conformance with the Fit Plan, (ii) in proper form for submission by Tenant in connection with Tenant’s pursuit of Tenant’s Permits (as defined herein) as set forth below and (iii) in compliance with all applicable provisions of this Lease. The submission of Tenant’s Plans to Landlord in accordance with the previous sentence shall occur at a mutually agreed-upon time, but in no event later than 90 days following the Effective Date. Landlord’s approval of Tenant’s Plans (“Landlord’s Approval”) shall not be deemed to be an agreement by Landlord that Tenant’s Plans or the work described therein are in compliance with any Applicable Laws, nor shall such approval impose any liability on Landlord. Within fifteen (15) days of its receipt of Tenant’s Plans in the form and manner provided for herein, Landlord will respond to Tenant with either Landlord’s Approval or with a statement of any deficiencies in Tenant’s Plans. Tenant shall retain (a) Landlord’s mechanical, plumbing and electrical engineer for the Building, (b) DPS Engineering, or (c) another engineer approved by Landlord in Landlord’s sole discretion. Tenant shall reimburse Landlord for actual costs incurred by Landlord in connection with its review of Tenant’s Plans which amount shall not exceed $5,000.00. Under no circumstances shall Tenant begin construction of any portion of the Tenant Improvements until Tenant’s Plans have been approved by Landlord and Tenant’s Permits (as defined herein) are in effect.

(b) Within ten (10) days following Landlord’s Approval, Tenant shall apply for, and thereafter use reasonable efforts to obtain, all necessary governmental permits and approvals for the Tenant Improvements and all other governmental permits and approvals as shall be necessary in order for Tenant to promptly open and operate the Premises for the Permitted Use as required herein (collectively, “Tenant’s Permits”). No plans and/or specifications shall be filed or submitted to any governmental authority in connection with Tenant’s Permits without Tenant’s first having obtained Landlord’s approval of the same. Landlord agrees to cooperate with and provide reasonable assistance to Tenant in connection with Tenant’s pursuit of Tenant’s Permits, provided that Landlord shall have no obligation to incur any out-of-pocket cost or expense in connection therewith. Tenant shall keep Landlord reasonably apprised of the progress of Tenant’s Permits, including without limitation Tenant’s promptly providing Landlord with copies of all applications, submissions and correspondence given or received in connection with Tenant’s Permits. Upon the issuance of any Tenant’s Permits and the expiration of any applicable appeal period(s) applicable thereto without any appeal having been filed (the “Permits Date”), Tenant shall immediately notify Landlord thereof, which notice shall include copies of Tenant’s Permits.

EXHIBIT 1.1.1-2

2. (a) Tenant shall, at its expense, in accordance with the terms and conditions of this Exhibit 1.1.1-2, be responsible for the construction of all improvements and alterations necessary to prepare the Premises to conform with Tenant’s Plans (all such construction and related work, the “Tenant Improvements”). Tenant shall commence the Tenant Improvements promptly following the Permits Date and thereafter promptly prosecute the same to completion and in accordance with a schedule that shall have been submitted to and approved by Landlord in its reasonable discretion prior to the commencement of the Tenant Improvements, but in any event Tenant shall achieve Substantial Completion of the Tenant Improvements no later than the day that is twelve (12) months following the Permits Date. The term “Substantial Completion” shall mean when Tenant has obtained a final certificate of occupancy with respect to the Premises and Tenant Improvements in accordance with the terms and conditions of this Exhibit 1.1.1-2 and with the provisions of Article 8 of the Lease. Landlord shall have the right to attend all design and construction project meetings for the Tenant Improvements and Tenant shall provide Landlord with at least two (2) business days’ prior written notice of the date, time and location of such meetings.

(b) Tenant shall select a contractor (the “Contractor”), subject to the approval of Landlord, which approval will not be unreasonably withheld and shall be granted or denied within fifteen (15) calendar days of request for such approval. With its request for approval of the Contractor, Tenant shall furnish to Landlord such information concerning the proposed Contractor’s background and experience as Landlord may reasonably require.

3. (a) Prior to the commencement of the Tenant Improvements, Tenant shall pay for and deliver to Landlord policies and certificates of insurance in amounts and with such companies as shall be reasonably satisfactory to Landlord, such as, but not limited to Public Liability, Property Damage and Workmen’s Compensation, to protect Landlord and Tenant during the period of performing Tenant Improvements. Landlord and the Contractor shall be named as insured parties in such policies or certificates of insurance and the same shall remain in effect during the period of the performance of the Tenant Improvements.

(b) All of the Tenant Improvements shall be in accordance with all Applicable Laws, and all rules and regulations of any governmental department or bureau having jurisdiction thereover and shall not conflict with, or be incompatible with the Building and Building systems, and the Tenant Improvements shall be completed free of all liens and encumbrances.

(c) Upon Substantial Completion of the Tenant Improvements, Tenant will remove all debris and excess materials related to the Tenant Improvements from the Building and the Premises.

(d) Without limiting the applicability of Article 8 of this Lease, the labor employed by Tenant or the Contractor shall always be harmonious and compatible with the labor employed by Landlord or any contractors or sub-contractors of Landlord.

(e) In the event Tenant or the Contractor shall enter upon the Premises or any other part of the Building, as may be permitted by Landlord, Tenant shall indemnify and save Landlord free and harmless from and against any and all claims arising from or out of any entry thereon or the performance of the Tenant Improvements and from and against any and all claims arising from or claimed to arise from any act or neglect of Tenant or Tenant’s representatives or from any failure to act, or for any other reason whatsoever arising out of said entry or such work.

EXHIBIT 1.1.1-2

4. Tenant hereby authorizes Michael Silver as Tenant’s representative to act on its behalf and represent its interests with respect to all matters which pertain to the Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters. Landlord hereby authorizes Jill Ratke to be Landlord’s representative in connection with the Tenant Improvements. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of the Landlord is authorized to do so, and any costs, expenses liabilities or obligations incurred or paid by Tenant in reliance on the discretion of any such other person shall be Tenant’s sole responsibility.

5. In the event of a conflict between the terms and provisions of the Lease and the terms and provisions of this Exhibit 1.1.1-2, the terms and provisions of this Exhibit 1.1.1-2 shall control.

6. All of the Tenant Improvements shall be performed in a good and workmanlike manner and in a way that does not disturb the occupancy of other tenants of the Building and shall conform to Applicable Laws and requirements of Landlord’s underwriters. Landlord’s approval of plans and specifications shall not constitute an acknowledgment that work done in conformity therewith will so conform. Tenant shall obtain and convey to Landlord approvals from all agencies with jurisdiction over matters relative to electrical, gas, water, heating and cooling, and telephone work; and shall secure its own building and occupancy permits including scheduled inspections.

7. (a) As used in this Section 7:

“Tenant Improvement Allowance” shall mean $10,853,864.00.

“Landlord’s Construction Funds” shall mean the funds that constitute the Tenant Improvement Allowance.

(b) Following (1) the approval of Tenant’s Plans, (2) the issuance of Tenant’s Permits, and (3) Landlord’s receipt of the documents and other materials described below, or other evidence reasonably requested by Landlord, and from time to time thereafter, Landlord shall make advances to Tenant of Landlord’s Construction Funds. Landlord’s Construction Funds may be advanced to fund the following costs incurred by Tenant in connection with the Tenant Improvements: (a) construction, (b) project management, (c) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (d) building permits and other planning and inspection fees, (e) costs and expenses for labor, material, equipment and fixtures, (f) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (g) a project management fee payable to Landlord or its affiliates equal to two percent (2%) of the Tenant Improvement Allowance (the “Oversight Fee”). In no event, however, shall the Landlord’s Construction Funds be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Landlord shall, subject to compliance with all of the other terms, conditions and provisions of the Lease, make disbursements of Landlord’s Construction Funds (hereinafter, each a “Disbursement”) to Tenant in no more than twelve (12) installments in accordance with the following conditions:

(i) Disbursements shall be made, at Tenant’s request to Landlord, on the basis of written requests in accordance with the method described below, and Landlord shall act upon such requests within forty-five (45) business days following the receipt of a written request for each Disbursement, which action may include, without limitation, funding the requested Disbursement, or specifying the basis for not funding (provided, however, that Landlord shall fund any undisputed portion of the requested Disbursement) and, when applicable, requesting reasonable additional information and reasonable supporting documentation.

EXHIBIT 1.1.1-2

(ii) Disbursements shall require the following requisitions, certifications and waivers:

(A) a requisition on AIA Forms G702 and G703, duly executed and certified by Tenant and Tenant’s Architect;

(B) a receipt for all prior payments received by, as applicable, the Contractor and any subcontractor(s) in a form acceptable to Landlord in its reasonable discretion, other than for those prior payments for which Tenant has previously provided receipts to Landlord, and copies of any requisitions, certificates or affidavits required by the applicable construction contract;

(C) a waiver and subordination of lien in form reasonably acceptable to Landlord (the “Lien Form”), executed by, as applicable, the Contractor or subcontractor(s), providing that upon payment of the subject requisition, the Contractor or subcontractor(s) waives any and all lien rights for labor and materials, or rental equipment, appliances or tools, performed or furnished through the end of the payment period date (the “Payment Period Date”), except for retainage, unpaid agreed or pending change orders, and disputed claims, each as stated in the Lien Form; and

(D) a further certification by Tenant and Tenant’s Architect, in form acceptable to Landlord, that the work and materials to be paid for with respect to any particular Disbursement are substantially in accordance with all of the terms and provisions of the applicable construction contract, Tenant’s Plans and all Applicable Laws and legal requirements.

(iii) Each Disbursement (other than the final Disbursement) shall be made in an amount equal to the product of (x) Landlord’s Percentage (as hereinafter defined) multiplied by (y) the lesser of: (A) the amount requested, or (B) the amount actually payable to, as applicable, the Contractor or subcontractor(s), in each case including any applicable retainage to be released in respect of work and materials satisfactorily completed and in place with respect to that particular request for a Disbursement (exclusive of work and materials to the extent included in any prior funded requests for a Disbursement), but in all cases subject to a five percent (5%) retention until all conditions to the final Disbursement are satisfied as set forth below and net of the Oversight Fee. “Landlord’s Percentage” shall mean a fraction expressed as a percentage, the numerator of which is the Landlord’s Construction Funds and the denominator of which is the total cost of the Tenant Improvements. Tenant shall fund the remainder in each instance.

(iv) Landlord may withhold or refuse to pay any Disbursement hereunder if a Notice of Contract has been filed under Section 4 of the Chapter 254 of the Massachusetts General Laws, as amended (the “Mechanic’s Lien Law”), unless with respect to the subject requisition, an accurately completed and valid Lien Form has been provided to Landlord and is deemed reasonably acceptable to Landlord, or if any other statutory lien has been filed or established relating to claims for labor, materials, or supplies, whether under the Mechanic’s Lien Law or otherwise. In the event that Landlord has not funded any requisition within twenty-five (25) days after the applicable Payment Period Date as set forth in, as applicable, the Lien Form which was submitted with the subject requisition, Landlord may, at its option, withhold or refuse to fund the requisition and require Tenant to resubmit an updated requisition in accordance with the terms and provisions set forth herein, with an updated Lien Form, as applicable.

(v) No Disbursements will be made for materials prior to the incorporation of the materials into the Premises.

EXHIBIT 1.1.1-2

(vi) The requisition for the final Disbursement to pay Landlord’s Percentage of remaining costs of the Tenant Improvements as described in Section 7(b), above, including any retainage withheld pursuant to the prior Disbursements (provided that in no event shall the aggregate disbursements by Landlord exceed the Tenant Improvement Allowance), shall also require: (A) a certificate from Tenant and Tenant’s Architect that the Tenant Improvements have been fully completed in accordance with Tenant’s Plans and all Applicable Laws; (B) receipt of a permanent certificate of occupancy for the Premises; (C) delivery of full and complete as-built plans, including the records set of as-built plans maintained by Tenant’s Contractor; (D) satisfaction of all conditions for final payment under the applicable construction contract, (E) final lien waivers from the Contractor and each applicable subcontractor (which may be conditioned upon receipt of payment), in form and substance acceptable to Landlord, providing that subject to the payment of the retainage, the Contractor or, as applicable, subcontractor waives any and all lien rights for labor and materials, or rental equipment, appliances or tools, performed or furnished for the Premises; (F) to the extent retainage has been implemented under the applicable construction contracts, final lien waivers (which may be conditioned upon receipt of payment) from each sub-contractor and supplier; and (G) to the extent a lien waiver has not been provided as to the remaining amounts due under the applicable construction contract, the expiration of all statutory lien periods with no lien having been filed with respect to the Premises, the Building, or the Project which remain outstanding. Notwithstanding anything herein to the contrary, Tenant’s final requisition with respect to the Tenant Improvement Allowance shall be submitted no later than August 31, 2019 (the “Outside Requisition Date”). Tenant shall not have any right to utilize amounts of the Tenant Improvement Allowance not requisitioned by the Outside Requisition Date.

EXHIBIT 1.1.1-2

EXHIBIT 1.1.2

LEGAL DESCRIPTION

40-44 Wiggins Avenue, a/k/a One Patriots Park, Bedford, Massachusetts

PARCEL I

That certain parcel of land on (he westerly side of Wiggins Avenue in Bedford, Middlesex County, Massachusetts, being shown as Parcel] B on a plan entitled “Plan of Land in Bedford, Mass.” owned by Moore & MacLeod dated October 21,1967 and recorded with Middlesex South District Registry of Deeds in Plan Book 1450 as Plan 109 and bounded and described as follows:

NORTHWESTERLY	by Wiggins Avenue, as shown on said plan, 179.08 feet;
SOUTHEASTERLY	by land of Griffith Really Trust, as shown on said plan, 608.30 feet;
SOUTHWESTERLY	by Parcel A, as shown on said plan, 408.95 feet;
NORTHWESTERLY	by Parcel A, as shown on Said plan, 597.61 feet; and
NORTHEASTERLY	by Parcel A, as shown on said plan,42.01 feet.

PARCEL II

The land in Bedford, Courtly of Middlesex and Commonwealth of Massachusetts, on the Westerly side of Wiggins Avenue, being shown as Parcel E on a plan entitled “Plan of Land in Bedford, Mass., Owned by Moore & MacLeod”, dated November 27, 1968, drawn by Joseph W. Moore, Inc. and recorded with Middlesex South District Registry of Deeds in Book 11622, Page 408, and bounded and described as follows:

EASTERLY	by the Westerly line of Wiggins Avenue as shown on said plan by two lines, sixteen and 97/100 (16.97) and one hundred twenty-two and 55/100 (122.55) feet, respectively

SOUTHEASTERLY	by the curved Intersection of Wiggins Avenue and an unnamed way as shown on said plan, seventy and 21/100 (70.21) feel;

SOUTHERLY	by the side line of said way and by Parcel D as shown on said plan six hundred fifty-eight and 76/100 (658.76) feet and sixty-nine and 53/100 (69.53) feet respectively

WESTERLY	by said Parcel D as shown on said plan, two hundred sixty-two and 26/100(262.26) feet; and

NORTHERLY	by land of Millipore as shown on said plan by two lines, five hundred eighty-seven and 22/100 (587.22) feet and two hundred thirty-five and 1/100 (235.01) feet, respectively.

EXHIBIT 1.1.2

PARCEL III

The land, together with the buildings thereon, situated in Bedford, Middlesex County, Massachusetts, hounded and described as follows:

NORTHEASTERLY	by Wiggins Avenue as shown on a plan hereinafter mentioned
112.57 feet;
SOUTHWESTERLY	by Land of Panametrics as shown on said plan 42.01 feet;
SOUTHEASTERLY	by land of Panmetries as shown on Said plan 597.61 feet;
NORTHEASTERLY	by land of Panametrics as shown on said plan 408.95 feet;
SOUTHEASTERLY	by land of Griffiths Realty Trust as shown on said plan 372.71 feet;
SOUTHEASTERLY	by land of the B & M as shown on said plan ft.8.78 feet;
SOUTHWESTERLY	by land of B & M as shown on said plan 862.33 feel;
NORTHWESTERLY	by land of Millipore, as shown on said plan, by two distances measuring, respectively, 157,50 and 71.41 feet;
NORTHEASTERLY	by Parcel “E”, as shown on said plan, 262.26 feet;
NORTHWESTERLY	by Parcel “E”, as shown on said plan, 69.53 feet;
NORTHWESTERLY	by Parcel “E”, as shown on said plan, 658.76 feet;
NORTHWESTERLY	by Parcel “E”, as shown on said plan, 70.21 feet.

being shown as Parcels “C” and “D” on a plan entitled “Plan of Land in Bedford, Mass, owned by Moore and MacLeod” dated November 27, 1968 and recorded In Middlesex South Registry of Deeds in book 11622, Pages 048.

EXHIBIT 1.1.2

EXHIBIT 1.4.2

EXPANSION PREMISES DELIVERY CONDITION

Landlord shall deliver the Expansion Premises with the following work substantially complete:

•	Demolition of existing tenant improvements

•	Replacement of the roofing above the Expansion Premises with materials and workmanship consistent with the roofing above the original Premises under the Lease.

•

Delivery of an HVAC system with structural support, such system to have functionality consistent with the HVAC installed by Landlord in the original Premises (taking into account the relative sizes of the Expansion Premises and the original Premises).

•	Electrical work sufficient to operate demo/temporary power and lighting, fire alarms, and Building mechanical systems.

EXHIBIT 1.4.2

EXHIBIT 5.2-1

RULES AND REGULATIONS

1.

Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or elevators of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenant permit its employees to loiter in Common Areas or elsewhere in and about the Property.

2.	Corridor doors, when not in use, shall be kept closed.

3.

No animals, except appropriately certified and licensed service animals, shall be brought into or kept in, on or about the Premises, except in the vivarium maintained by Tenant from time to time or with the consent of the property manager.

4.

The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

5.

Tenant shall not place any additional lock or locks on any exterior door in the Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent; provided, however, that Tenant shall have control of all keys to doors within the Premises, but will provide Landlord with a master copy of same. At Landlord’s option, all keys shall be surrendered to Landlord at the expiration or earlier termination of the Lease.

6.

Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.	Areas used in common by tenants shall be subject to such additional reasonable regulations as are posted therein.

8.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and the leased Premises before 8 AM or after 6 PM, or any time during Sundays or legal holidays shall be allowed only to persons with a key/card key to the Premises or guests accompanied by such persons. At these times, all occupants and their guests must sign in at the concierge when entering and exiting the Building. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

9.	Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

10.

Landlord and Tenant shall mutually agree on the termite and pest extermination service to control termites and pests in the Premises. Except as included in Landlord’s services, tenants shall bear the cost and expense of such extermination services.

11.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) or IEC (International Electrotechnical Conference) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord, taking into consideration the overall electrical system, the capacities reserved to Tenant in the Lease, and the present and future requirements therefor in the Building. Tenant shall not use more than Tenant’s Share of telephone lines available to service the Building, unless Tenant provides its own conduits and service at its sole expense.

EXHIBIT 5.2-1

12.

Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

13.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

14.

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

15.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use reasonable efforts to prevent the same.

16.	At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Area of the Building.

17.	Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse in vermin-proof containers within the interior of the Premises until removed.

18.	Lab operators who travel outside lab space must abide by the “one glove” rule and Landlord and Tenant shall mutually agree on those areas where lab coats are not allowed.

19.

Lab operators carrying any lab related materials requiring the use of elevators or stairs may only travel in Tenant’s freight elevator. At no time should any lab materials travel in passenger elevators or the stairwells. Lab-related materials shall enter the Premises only through Tenant’s dedicated loading dock.

20.	Any dry ice brought into the Building must be delivered only through Tenant’s dedicated loading dock (and Tenant’s freight elevator, if applicable).

21.

Chemical lists and MSDS sheets must be readily available at the entrance to each lab area. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

With respect to animals:

(a) No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building (other than within the Premises) except as specifically provided in the Rules and Regulations.

(b) At all times that animals are transported within the Building, they shall be transported in an appropriate cage or other container.

(c) At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.

EXHIBIT 5.2-1

EXHIBIT 5.2-2

1.

Order of Taking-Award of Damages-Estimate of Betterments by the Town of Bedford for the layout of a town way between Summer Street and South Road known as Wiggins Avenue dated August 7, 1967 and recorded in Book 11370, Page 284.

2.	Order of Conditions issued by the Town of Bedford Conservation Commission (DEP File No. 103¬161) recorded in Book 26835, Page 228.

3.	Mortgage and Security Agreement by and between Bedford Patriots Park, LLC and Middlesex Savings Bank recorded in Book 65991, Page 139.

4.	Collateral Assignment of Leases and Rents by and between Bedford Patriots Park, LLC and Middlesex Savings Bank dated August 27, 2015 and recorded in Book 65991, Page 156.

EXHIBIT 5.2-2

EXHIBIT 5.3.1.1

ONE PATRIOTS PARK

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0	HAZARDOUS MATERIALS

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property? Yes No

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

Explosives	Fuels	Oils
Solvents	Oxidizers	Organics/Inorganics
Acids	Bases	Pesticides
Gases	PCBs	Radioactive Materials
Other (please specify)

2-2.

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

EXHIBIT 5.3.1.1

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	HAZARDOUS WASTES

Are hazardous wastes generated? Yes No

If yes, continue with the next question. If not, skip this section and go to Section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

Hazardous wastes	Industrial Wastewater
Waste oils	PCBs
Air emissions	Sludges
Regulated Wastes	Other (please specify)

3-2.	List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

EXHIBIT 5.3.1.1

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?	Yes No

3-5.	If so, please describe.

4.0	USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes No

If not, continue with Section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:
	Integrity testing	Inventory reconciliation	Leak detection system
	Overfill spill protection	Secondary containment	Cathodic protection

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? If so, please attach a copy of the required permits.	Yes No

4-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?	Yes No

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?	Yes No

EXHIBIT 5.3.1.1

For new tenants, are installations of this type required for the planned operations?

Yes No

If yes to either question, please describe.

5.0	ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0	REGULATORY

6-1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes If so, please attach a copy of this permit.

6-2.	Has a Hazardous Materials Business Plan been developed for the site? Yes If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT 5.3.1.1

EXHIBIT 6.1.5

LOADING DOCK LOCATIONS

EXHIBIT 6.1.5

EXHIBIT 14.1

CONSENT TO SUBLEASE AGREEMENT

THIS CONSENT TO SUBLEASE AGREEMENT (this “Agreement”) is made as of , by and among , a (“Landlord”), , a (“Tenant”), and , a (“Subtenant”).

R E C I T A L S

A. Reference is hereby made to that certain Lease dated as of (the “Lease”) between Landlord and Tenant for certain premises (the “Premises”) located at , , Massachusetts (the “Building”).

B. Pursuant to the terms of Article 14 of the Lease, Tenant has requested Landlord’s consent to that certain Sublease dated on or about the date hereof, between Tenant and Subtenant (the “Sublease”), with respect to a subletting by Subtenant of a portion of the Premises consisting of approximately rentable square feet of space on the of the Building, as more particularly described in the Sublease (the “Sublet Premises”). A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease upon the terms and conditions contained herein.

C. All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.

A G R E E M E N T

1. Landlord’s Consent. Landlord hereby consents to the Sublease; provided, however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is subject and subordinate to the Lease. Landlord shall not be bound by any of the terms, covenant, conditions, provisions or agreements of the Sublease. Subtenant acknowledges for the benefit of Landlord that Subtenant accepts the Sublet Premises in their presently existing, “as-is” condition and that Landlord has made no representation or warranty to Subtenant as to the compliance of the Sublet Premises with any law, statute, ordinance, rule or regulation. Tenant and Subtenant hereby represent and warrant to Landlord that the copy of the Sublease attached hereto is a full, complete and accurate copy of the Sublease, and that there are no other documents or instruments relating to the use of the Sublet Premises by Subtenant other than the Sublease.

2. Reimbursement of Landlord. Within thirty (30) days after invoice, Tenant shall reimburse Landlord all of Landlord’s reasonable costs and expenses incurred in connection with its review and consent of the Sublease and preparation and negotiation of this Agreement. Notwithstanding the foregoing, Tenant’s obligation to reimburse Landlord shall be limited by the caps set forth in Section 14.1 of the Lease.

3. Non-Release of Tenant; Further Transfers. Neither the Sublease nor this Consent shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises). Neither the Sublease nor this Consent shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Tenant or by the Subtenant, or to any assignment by Tenant of the Lease or assignment by the Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Landlord may consent to subsequent sublettings and assignments of the Lease or any amendments or modifications thereto without notifying Subtenant or anyone else liable under the Sublease and without obtaining their consent. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sublet Premises.

EXHIBIT 14.1

4. Relationship With Landlord. Tenant hereby assigns and transfers to Landlord the Tenant’s interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 4. Landlord, by consenting to the Sublease, agrees that until a default shall occur in the performance of Tenant’s obligations under the Lease, Tenant may receive, collect and enjoy the rents accruing under the Sublease. In the event Tenant shall default in the performance of its obligations to Landlord under the Lease (whether or not Landlord terminates the Lease), Landlord may at its option by notice to Tenant, either (i) terminate the Sublease, (ii) elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 4.1, below, or (iii) elect to succeed to Tenant’s interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 4.2, below.

4.1 Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from the Subtenant pursuant to Section 4, item (ii), above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under the Lease, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the Subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease, or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent from the Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

4.2 Landlord’s Election of Tenant’s Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 4, item (iii), above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one (1) month’s rent or any security deposit paid by Subtenant, (ii) be liable for any previous act or omission of Tenant under the Lease or for any other defaults of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.

4.3 Operational Matters. Notwithstanding Landlord’s consent to the Sublease as set forth herein, Landlord shall not be obligated to accept from Subtenant any payments of Base Rent or Tenant’s Share of Direct Expenses due under the Lease, all of which shall be paid by Tenant as set forth in the Lease. Requests for Building services as provided under the Lease, including without limitation repair and maintenance services or any other services or obligations to be performed by Landlord under the terms of the Lease, shall be made by Tenant, and Landlord shall have no obligation to respond to any direct request of Subtenant regarding the same.

4.4 No Waiver. The acceptance of any amounts by Landlord from Subtenant or any other party shall not be deemed a waiver by Landlord of the obligation of Tenant to pay any or all amounts due and owing under the Lease. The performance of any obligation required by Tenant under the Lease by Subtenant or any other party shall not be deemed a waiver by Landlord of the duty of Tenant to perform such obligation or any other obligation as to which performance is or becomes due under the Lease.

4.5 Acts of Subtenant. Any act or omission by Subtenant, or by any other person or entity for whose acts or omissions Tenant is liable or responsible under the terms of the Lease, that violates any of the provisions of the Lease, shall be deemed a violation of the Lease by Tenant, subject to any applicable notice and cure provisions contained in the Lease.

EXHIBIT 14.1

4.6 Indemnification. Subtenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Sublet Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Sublet Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Subtenant or by other persons claiming through Subtenant. Tenant shall indemnify, defend, protect, and hold Landlord harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Sublet Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Subtenant or of any person claiming by, through or under Subtenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Subtenant or any such person, in, on or about the Building, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 4.6 shall survive the expiration or sooner termination of the Sublease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

4.7 Insurance. Prior to Subtenant’s occupancy of the Sublet Premises, Subtenant shall provide Landlord with certificates of all of the insurance required to be carried by Subtenant by the terms of the Sublease, which shall show Landlord as being an additional insured thereunder. The waiver of subrogation contained in Section 10.5 of the Lease shall apply as between Landlord and Subtenant.

4.8 No Consent to Alterations or Particular Use. Notwithstanding anything contained in the Sublease to the contrary, Landlord’s consent to the Sublease as contained in this Agreement shall not be deemed to be a consent to (i) any alteration or work of improvement that Tenant or Subtenant may desire or intend in the Sublet Premises, (ii) any use of hazardous, radioactive or toxic materials in or about the Sublet Premises, or (iii) any signage proposed to be installed for the benefit of Subtenant.

5. General Provisions.

5.1 Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease. Nothing in this Consent to Sublease Agreement shall be deemed to waive or modify the provisions of Section 14.3 of the Lease, the conditions of which are incorporated herein by reference.

5.2 Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend indemnify and hold Landlord harmless from and against the same and from any cost or expense (including, but not limited to, attorneys’ fees) incurred by Landlord in resisting any claim for any such brokerage commission.

5.3 Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts.

5.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and permitted assigns. As used herein, the singular number includes the plural.

5.5 Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.

5.6 Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

EXHIBIT 14.1

5.7 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

[Signatures on following page.]

EXHIBIT 14.1

IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.

Landlord: ,
a

By:

Name:

Title:

Tenant: ,
a

By:

Name:

Title:

Subtenant: ,
a

By:

Name:

Title:

EXHIBIT 14.1

EXHIBIT A

COPY OF SUBLEASE

EXHIBIT 14.1

EXHIBIT 17

ONE PATRIOTS PARK

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of , 2017 by and between Bedford Patriots Park, LLC as Landlord, and the undersigned as Tenant, for Premises on the floor(s) of the office building located at One Patriots Park, Bedford, Massachusetts, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on , and the Lease Term expires on , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Intentionally Omitted.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through . The current monthly installment of Base Rent is $ .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in Massachusetts and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

EXHIBIT 17

13. To the best of Tenant’s knowledge, Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials. Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at on the day of , 20 .

“Tenant”:

HOMOLOGY MEDICINES, INC.

By:
Its:

EXHIBIT 17

EXHIBIT 18

FORM

LEASE SUBORDINATION, ATTORNMENT AND

NON-DISTURBANCE AGREEMENT

This Lease Subordination, Attornment and Non-Disturbance Agreement (hereinafter, the “Agreement”) is made this ______ day of ___________, 2015, by and among BEDFORD PATRIOTS PARK, LLC (hereinafter, the “Landlord” or “Borrower”), with an address of C/O Longfellow Real Estate Partners, LLC, 260 Franklin Street, Suite 1920, Boston, Massachusetts 02110, HOMOLOGY

MEDICINES, INC. (hereinafter, the “Tenant”), with an address of One Patriots Park, Bedford, Massachusetts 01730, and MIDDLESEX SAVINGS BANK (hereinafter, the “Mortgagee”), with a principal place of business at 6 Main Street, Natick, Massachusetts 01760.

Introductory Provisions

A. Mortgagee is relying on this Agreement as an inducement to Mortgagee in making and maintaining a loan (hereinafter, the “Loan”) secured by, among other things, a certain Mortgage and Security Agreement dated as of _________________________, 2017 (hereinafter, the “Mortgage”) given by Borrower covering property commonly known as and numbered 1 Patriots Place, Bedford, Massachusetts (hereinafter, the “Property”).

B. Tenant is the holder of and tenant under that certain lease (hereinafter, the “Lease”) dated _____________, 2017, made with Landlord or Landlord’s predecessor, covering certain premises (hereinafter, the “Demised Premises”) at the Property.

C. Mortgagee, Landlord, and Tenant desire to confirm their understanding with respect to the Mortgage and the Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Mortgagee will rely hereon in making and maintaining the Loan, Mortgagee, Landlord, and Tenant agree as follows:

1. The Lease and the rights of Tenant thereunder are subordinate to the Mortgage and any renewal, substitution, extension or replacement thereof and each advance made thereunder as though said Mortgage, and each such renewal, substitution, extension or replacement were executed, recorded and the advance made before the execution of the Lease.

2. So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed, (i) Tenant’s occupancy of the Demised Premises shall not be disturbed by Mortgagee in the exercise of any of its rights under the Mortgage during the term of the Lease or any extension or renewal thereof, made in accordance with the terms of the Lease, and (ii) Mortgagee will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Mortgage.

EXHIBIT 18

3. In the event any proceedings are brought for the foreclosure of the Mortgage, or if the Property or the Demised Premises are sold pursuant to the power of sale under the Mortgage, Tenant shall attorn to the purchaser upon any such foreclosure sale and shall recognize such purchaser thereafter as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage, or upon request of any such purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment, and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4. If Mortgagee shall succeed to the interest of Landlord under the Lease, or if any purchaser acquires the Property, or the Demised Premises, upon any foreclosure of the Mortgage, Mortgagee or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be performed or observed that the Landlord had or would have had if Mortgagee or such purchaser had not succeeded to the interest of the present Landlord. From and after any such attornment, Mortgagee or such purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Mortgagee, or such purchaser, have the same remedies against Mortgagee, or such purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Mortgagee or such purchaser had not succeeded to the interest of Landlord; provided, however, that Mortgagee or such purchaser shall only be bound during the period of its ownership, all Tenant claims shall be satisfied only out of the interest, if any, of Mortgagee or such purchaser in the Property, and Mortgagee and such purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements therein; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord) except as specifically set forth in the Lease; or (d) bound by any rent or additional rent which Tenant might have paid for more than the then current rental period to any prior landlord (including the Landlord); or (e) bound by or responsible for any security deposit or prepaid rent not actually received by Mortgagee; or (f) liable for or incur any obligation with respect to any breach of warranties of any nature made by any prior landlord (including the Landlord under the Lease, including without limitation, any warranties respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (g) liable for consequential damages.

EXHIBIT 18

5. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of the Landlord under the Lease, or any subsequent Landlord, in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed.

6. Tenant agrees to provide Mortgagee with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and that in the event of any default by the Landlord under the Lease, Tenant will take no action to terminate the Lease (a) if the default is not curable by Mortgagee (so long as the default does not interfere with Tenant’s use and occupation of the Demised Premises), or (b) if the default is curable by Mortgagee, unless the default remains uncured for a period of thirty (30) days after written notice thereof shall have been mailed, postage prepaid, to Landlord at Landlord’s address, and to Mortgagee at its address stated in (or pursuant to) Section 7 below; provided, however, that if any such default is such that it reasonably cannot be cured within said thirty-day period, such period shall be extended for such additional period of time as shall be reasonably necessary (including, without limitation, a reasonable period of time to obtain possession of the Property and to foreclose the Mortgage), if Mortgagee gives Tenant written notice of Mortgagee’s election to undertake the cure of the default and if curative action (including, without limitation, action to obtain possession and foreclose) is instituted within a reasonable period of time and is thereafter diligently pursued. Mortgagee shall have no obligation to cure any default under the Lease.

7. Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered by United States mail, registered or certified, postage fully prepaid, return receipt requested, or by recognized courier service addressed to the party to whom it is being given at its address set forth above, or such other address as such party may have specified theretofore by notice delivered in accordance with this sentence. Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided.

8. This Agreement may not be modified orally or in any manner than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, successors and assigns, and any purchaser or purchasers at foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

9. In the event the Mortgagee notifies Tenant of an event of default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Mortgagee, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease to the Mortgagee.

[Signatures on following pages]

EXHIBIT 18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MORTGAGEE:
MIDDLESEX SAVINGS BANK

By:
Name:
Title:

TENANT:
HOMOLOGY MEDICINES, INC.

By:
Name:
Title:

EXHIBIT 18

COMMONWEALTH OF MASSACHUSETTS

, ss.

On this date, ,20 , before me, the undersigned notary public, personally appeared , the of , a proved to me through satisfactory evidence of identification, which were to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

, ss.

On this date, , 20 , before me, the undersigned notary public, personally appeared , the of Middlesex Savings Bank, a corporation, proved to me through satisfactory evidence of identification, which were to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT 18

Bedford Patriots Park, LLC, as Landlord under the Lease, and Mortgagor under the Mortgage, agrees for itself and its successors and assigns that:

The above agreement does not:

1.1.2 constitute a waiver by Mortgagee of any of its rights under the Mortgage or any of the other Loan documents; or

1.1.3 in any way release Mortgagor or Borrower from their obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Mortgage and other Loan documents;

1.1.4 The provisions of the Mortgage remain in full force and effect and must be complied with by Borrower; and

1.1.5 Following an event of default under the Mortgage, Tenant may pay all rent and other sums due under the Lease to Mortgagee as provided for above.

BORROWER/MORTGAGOR

BEDFORD PATRIOTS PARK, LLC

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

, ss.

On this date, , 20 , before me, the undersigned notary public, personally appeared , the of Bedford Patriots Park, LLC, a Delaware limited liability company, proved to me through satisfactory evidence of identification, which were , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT 18

EXHIBIT 21.1

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE: , 20

BENEFICIARY:

APPLICANT:

AMOUNT: US$ ($ and 00/100 U.S. DOLLARS)

EXPIRATION DATE: , 20

LOCATION: AT OUR COUNTERS IN

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. IN YOUR FAVOR AVAILABLE BY YOUR DRAFT IN THE FORM OF “ANNEX 1” ATTACHED DRAWN ON US AT SIGHT AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

A DATED STATEMENT SIGNED BY AN AUTHORIZED OFFICER OF THE

EXHIBIT 21.1

BENEFICIARY READING AS FOLLOWS:

(A) WE ARE ENTITLED TO DRAW ON THE LETTER OF CREDIT PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BY AND BETWEEN _______________, AS LANDLORD, AND _____________________, AS TENANT

OR

(B) _________________ HEREBY CERTIFIES THAT IT HAS RECEIVED NOTICE FROM _____________ THAT THE LETTER OF CREDIT NO. ___________ WILL NOT BE RENEWED, AND THAT IT HAS NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM ________________________ SATISFACTORY TO _________________ AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

THE LEASE MENTIONED IN THIS LETTER OF CREDIT IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT. PARTIAL DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT OR CONDITION, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU AND THE APPLICANT BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE.

THIS LETTER OF CREDIT MAY BE TRANSFERRED (AND THE PROCEEDS HEREOF ASSIGNED), AT THE EXPENSE OF THE APPLICANT (WHICH PAYMENT SHALL NOT BE A CONDITION TO ANY TRANSFER), ONE OR MORE TIMES BUT IN EACH INSTANCE ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE DATED CERTIFICATION PRIOR TO ______ A.M. ____________ TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: _________________________________, ATTENTION: STANDBY LETTER OF CREDIT SECTION OR BY FACSIMILE TRANSMISSION AT: (___) _____________; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (___) __________, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK IN IMMEDIATELY AVAILABLE U.S. FUNDS DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN TWO (2) BUSINESS DAYS AFTER PRESENTATION NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1997 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600.

EXHIBIT 21.1

WE HEREBY CERTIFY THAT THIS IS AN UNCONDITIONAL AND IRREVOCABLE CREDIT AND AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

EXCEPT TO THE EXTENT INCONSISTENT WITH THE EXPRESS TERMS HEREOF, THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1997 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT 21.1

ANNEX 1

BILL OF EXCHANGE
DATE:
	AT	SIGHT OF THIS BILL OF EXCHANGE
PAY TO THE ORDER OF
US		DOLLARS (US $ )
DRAWN UNDER
	CREDIT NUMBER NO.	DATED

TO:

Authorized Signature

ANNEX 1

EXHIBIT “A”

DATE:
TO:
RE: STANDBY LETTER OF CREDIT
NO.
ISSUED BY

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND

FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED
(BENEFICIARY’S NAME)	(Name of Bank)
SIGNATURE OF BENEFICIARY	(authorized signature)

EXHIBIT “A

EXHIBIT 29.32.1

INSTALLATION AREA (NITROGEN TANK AND GENERATOR)

EXHIBIT 29.32.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is dated as of Feb. 8, 2019, (the “First Amendment Effective Date”) by and between BEDFORD PATRIOTS PARK, LLC, a Delaware limited liability company (“Landlord”), and HOMOLOGY MEDICINES, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease (the “Existing Lease”) dated December 21, 2017, Landlord leases to Tenant, and Tenant leases from Landlord, certain premises (the “Existing Premises”) containing approximately 67,165 rentable square feet of space located at One Patriots Park, Bedford, MA 01730; and

WHEREAS, Landlord and Tenant desire to expand the Premises to include the First Amendment Expansion Space (defined below) as more specifically set forth herein; and

WHEREAS, Tenant desires to make certain installations to increase the electrical service available to the Premises;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:

1.
Incorporation of Recitals; Definitions. The foregoing recitals are hereby incorporated in this First Amendment and made a part hereof by this reference. All capitalized terms not defined in this First Amendment shall have the meanings ascribed thereto in the Existing Lease. As used herein and in the Existing Lease, the term “Lease” shall mean the Existing Lease as amended by this First Amendment.
2.
Expansion of the Premises.
a.
First Amendment Expansion Space. Effective as of the First Amendment Effective Date, the Storage Space (defined below) and the Mechanical Space (defined below) shall be added to the Existing Premises. Together, the Storage Space and the Mechanical Space are referred to herein as the “First Amendment Expansion Space.” The “Storage Space” shall mean approximately seventy-five (75) rentable square feet on the first floor of the Building, as more specifically shown on Exhibit A attached hereto. The “Mechanical Space” shall mean approximately one thousand four hundred fifty-six (1,456) rentable square feet on the second floor of the Building, as more specifically shown on Exhibit B attached hereto. Portions of the Premises designed for particular uses, including but not limited to the Storage Space, the Mechanical Space, and any other areas initially designed for mechanical equipment or storage, shall not be used for any purpose other than the purpose for which they were designed. The First Amendment Expansion Space shall be a part of the Phase I Space. Notwithstanding anything to the contrary in the Lease, including Section 3.3 of the Summary of Basic Lease Information, the Phase I Space

contains approximately 47,349 rentable square feet and the Phase II Space contains 21,169 rentable square feet.
b.
Premises Plan and Area of the Premises. The Premises Plan attached to the Existing Lease as Exhibit 1.1.1-1 is hereby deleted and replaced with Exhibit C attached hereto. Section 2.2 of the Summary of Basic Lease Information of the Existing Lease is hereby deleted and replaced with the following:

Premises:	68,518 rentable square feet of space on the first and second floors of the Building (the “Premises”) as shown on Exhibit C to the First Amendment to Lease.
c.
Base Rent. Effective as of the First Amendment Effective Date, the Base Rent table in Section 4 of the Summary of Basic Lease Information of the Existing Lease shall be deemed deleted in its entirety and replaced with the following:

Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
September 1, 2018 to February 28, 2019	$1,870,272.25	$155,856.02	$39.50
March 1, 2019 to August 31, 2019	$2,706,453.24	$225,537.77	$39.50
September 1, 2019 to August 31, 2020	$2,787,646.84	$232,303.90	$40.69
September 1, 2020 to August 31, 2021	$2,871,276.25	$239,273.02	$41.91
September 1, 2021 to August 31, 2022	$2,957,414.53	$246,451.21	$43.16
September 1, 2022 to August 31, 2023	$3,046,136.97	$253,844.75	$44.46
September 1, 2023 to August 31, 2024	$3,137,521.08	$261,460.09	$45.79
September 1, 2024 to August 31, 2025	$3,231,646.71	$269,303.89	$47.17
September 1, 2025 to August 31, 2026	$3,328,596.11	$277,383.01	$48.58
September 1, 2026 to February 28, 2027	$3,428,454.00	$285,704.50	$50.04

The parties acknowledge that the Phase 1 Rent Commencement Date occurred on September 1, 2018.

d.
Additional Rent. Effective as of the First Amendment Effective Date, Section 7 of the Summary of Basic Lease Provisions of the Original Lease shall be deemed deleted in its entirety and replaced with the following:

Tenant’s Share	For the period beginning on the
(Article 4);

Phase I Rent Commencement Date and ending at 11:59pm on the day before the Phase II Rent Commencement Date, Tenant’s Share shall be approximately 32.98%, based on the Phase I Space and the calculation set forth in Section 4.2.6 of this Lease, below.

For the period from and after the Phase II Rent Commencement Date, Tenant’s Share shall be approximately 47.73% for the entire Premises, based on the calculation set forth in Section 4.2.6 of this Lease, below.

e.
Expansion Premises. Effective as of the First Amendment Effective Date, Section 1.4.2 of the Original Lease shall be amended by deleting the text “93,365 rentable square feet” and inserting in its stead the text “94,555 rentable square feet,” and by deleting the text “64.97%” and inserting in its stead the text “65.87%”.
3.
Building Square Footage. Effective as of September 24, 2018, the definition of “Building” found in Section 2.1 of the Summary of Basic Lease Information of the Existing Lease is amended by deleting the text “approximately 143,716 rentable square feet” and inserting in its stead “approximately 143,553 rentable square feet”.
4.
Electrical Equipment.
a.
Installation. Subject to the provisions of this First Amendment, Section 8 of the Lease, and all of the provisions of the Lease pertaining to the Initial Tenant Improvements, Tenant may, as part of the Initial Tenant Improvements, install the Electrical Equipment (defined below) in the location (the “Electrical Equipment Area”) shown on Exhibit D attached hereto. As used herein, “Electrical Equipment” shall mean that equipment listed on Exhibit E attached hereto. As used herein, the phrase “installation of the Electrical Equipment” shall mean all activities related to the design, construction, installation, and activation of the Electrical Equipment.
(i)
The installation of the Electrical Equipment shall be performed on a schedule acceptable to Landlord in Landlord’s sole but reasonable discretion, but in no event later than June 1, 2019 (the “Outside Date”). If the Electrical Equipment is not installed and operational by the Outside Date, then at Landlord’s option, Tenant’s option to install the Electrical Equipment shall expire and be null and void.
(ii)
The installation of the Electrical Equipment shall be performed in a manner consistent with: (x) the letter from DPS Group titled “Homology Summary of Electrical Capacities” and dated January 10, 2019 and attachments thereto (the “DPS Letter”), a copy of which is attached hereto as Exhibit F; and (y) detailed plans and specifications for the installation work (which shall include a schedule for the installation and a mitigation plan to ensure that no interruption of electrical service shall exceed six (6) hours in any 24-hour period), provided that such plans have been approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed so long as such documentation is consistent with the DPS Letter. Such other documentation shall include all required permits and approvals, design and installation contracts, fully coordinated 100% construction documents, forms of warranties associated with the installation of the Electrical Equipment, and any other documentation or information related to the installation of the Electrical Equipment. Landlord and Tenant acknowledge that the copy of the DPS Letter that is attached hereto as Exhibit F has attachments that, due to their size, may not be fully legible. Landlord and Tenant attach the copy of the DPS Letter hereto for ease of reference. Each of Landlord and Tenant possesses a legible copy of the DPS Letter, which legible copy shall govern in the event of any dispute.
(iii)
Landlord acknowledges that it has approved DPS Group and The Richmond Group as the designer and installer of the Electrical Equipment.
(iv)
The installation of the Electrical Equipment shall be performed in a manner that does not result in the interruption of electrical service to any part of the Building, except as expressly permitted herein. Once Tenant commences the work associated with the Electrical Equipment, it shall diligently pursue such work to completion (subject to the schedule agreed to by Landlord in accordance with this Section). Any interruption of the electrical service to any part of the Building in connection with the activation or installation of the Electrical Equipment shall: (a) be coordinated with Landlord such that Landlord can provide at least five (5) days’ prior written notice to all other occupants of the Building; (b) occur on a Saturday or Sunday; and (c) last no longer than six (6) hours in any 24-hour period.
(v)
The installation of the Electrical Equipment shall be performed in a manner that does not disturb any area of the Project not designated for disturbance in accordance with plans approved in writing by Landlord. No tracked equipment may be operated on any pavement without first protecting the pavement with pavement pads approved by the Landlord. All elements of the Project (including, but not limited to, pavement, curb and gutter, lawn, or plantings) which are damaged in any manner in connection with the installation of the Electrical Equipment shall be restored to Landlord’s satisfaction at Tenant’s expense.
(vi)
Where required by Applicable Laws or indicated by industry best practices, the installation of Electrical Equipment shall include the installation of temporary bracing, sheeting, or both, which shall be removed in accordance with Applicable Laws and industry best practices as the installation of the Electrical Equipment is completed. Tenant shall remove and dispose of any water entering the excavation in accordance with Applicable Laws and shall maintain a dry trench during the bedding, conduit installation, and initial backfill to an elevation at least one foot above the top of conduit. No backfill may be placed in standing water under any circumstances. Any over-depth excavation shall be backfilled at Tenant’s expense with flow-fill concrete or other material approved by Landlord.
(vii)
The installation of the Electrical Equipment shall include temporary support of existing structures on the Project to protect such structures from settlement or other disturbances caused by construction activities, as required by Applicable Laws or indicated by industry best practices. Any structures disturbed by the installation of the Electrical Equipment shall be restored to Landlord’s satisfaction at Tenant’s expense.
(viii)
Tenant shall bear all costs and expenses of design and installation of the Electrical Equipment, including, without limitation, costs, expenses, and liabilities related to the return and disposition of the Existing Electrical Equipment (defined below), and any costs, expenses, losses, or damages incurred by Landlord or any tenant of the Building on account of the installation and activation of the Electrical Equipment. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, injury, expense, and liability incurred in connection with or arising from the design and installation of the Electrical Equipment and the return and disposition of the Existing Electrical Equipment, except to the extent caused by Landlord’s gross negligence or willful misconduct. As used herein, “Existing Electrical Equipment” means any equipment to be replaced by or removed in connection with the installation of the Electrical Equipment. The removal, return, and disposition of the Existing Electrical Equipment shall be subject to Landlord’s review and approval, which may be granted or withheld in the exercise of Landlord’s sole and absolute discretion. Landlord shall be entitled to any salvage credit or other benefits associated with the return of the return of the Existing Electrical Equipment.
b.
Ownership and Operation.
(i)
Following Tenant’s installation of the Electrical Equipment, the Electrical Equipment shall become part of the Building and the base building systems, shall be the property of Landlord, and shall serve the entire Building, notwithstanding any provisions of the Lease to the contrary. Tenant shall, in an expedited manner, execute such documentation as is reasonably requested by Landlord to effect such transfer, shall assign or transfer to Landlord all guaranties, warranties, claims, and other rights of Tenant relating to the Electrical Equipment and its installation, and shall take all actions necessary to make such assignments or other transfers effective. Tenant shall provide Landlord with evidence satisfactory to Landlord of a manufacturer’s acceptance test following installation of the Electrical Equipment.
(ii)
Tenant acknowledges that preventive maintenance or urgent circumstances may result in interruption of electrical service to the Premises, and Landlord shall provide reasonable notice of the date, time, and expected duration of any scheduled outages related to Landlord’s maintenance of the Electrical Equipment. For the avoidance of doubt, but subject to the provisions of this First Amendment, upon turnover of the Electrical Equipment to Landlord as contemplated in Section 4(b)(ii) above, the provisions of Section 6.4 of the Existing Lease shall apply to interruption of electrical service to the Premises.
(iii)
During the Lease Term (as it may be extended), notwithstanding anything to the contrary in the Lease, Landlord shall operate, maintain, and repair the Electrical Equipment. Tenant shall pay one hundred percent (100%) of the cost incurred by Landlord in connection with the repair and replacement of the Electrical Equipment, to the extent that such costs would, using generally accepted accounting principles, be characterized (with respect to Landlord) as capital expenses, which amounts shall be paid within 10 days following Landlord’s invoice therefor. For the avoidance of doubt, the cost of any repair or replacement of the Electrical Equipment that would not be characterized (with respect to Landlord) as capital expense shall be included in Operating Expenses in accordance with Article 4 of the Existing Lease.
c.
Parking. The number of parking spaces to which Tenant is entitled under Section 11 of the Summary of Basic Lease Information contained in the Original Lease shall be reduced by the number of parking spaces at the Project that are not available for parking passenger cars on account of the installation or use of the Electrical Equipment or any future additions to or modifications to the Electrical Equipment.
2.
Electrical Load Capacity. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in the Existing Lease, Tenant’s use of electricity serving the Premises shall never exceed Tenant’s Share of the limits set forth on Exhibit 6.3. Exhibit 6.3 to the Lease is hereby deleted and replaced as follows: during the period between the Effective Date until the Electrical Equipment is placed in service, references in the Lease to Exhibit 6.3 shall mean Exhibit 6.3.1 attached hereto, and during the period beginning on the day the Electrical Equipment is placed in service, references in the Lease to Exhibit 6.3 shall mean Exhibit 6.3.2 attached hereto. In addition, Tenant’s usage of the Electrical Equipment shall always be consistent with the DPS Letter attached hereto as Exhibit F. If Tenant’s use of electricity exceeds that set forth on the Exhibit 6.3.1 or Exhibit 6.3.2, as applicable, or is not consistent with the DPS Letter, Tenant shall immediately cease such excess usage.
3.
Survival. The obligations of Tenant to transfer ownership of the Electrical Equipment and all associated warranties, guarantees, and service contracts as set forth in this First Amendment shall survive the expiration or earlier termination of the Lease.
4.
Counterpart Copies. This First Amendment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.
5.
Miscellaneous. This First Amendment shall be (a) binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.
6.
Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Existing Lease are hereby ratified and confirmed and shall continue in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease under seal as of the day and year first hereinabove written.

LANDLORD:

BEDFORD PATRIOTS PARK, LLC
a Delaware limited liability company

By:	/s/ Jamison N. Peschel
Name:	Jamison N. Peschel
Title:	Authorized Signatory

TENANT:

HOMOLOGY MEDICINES, INC.
a Delaware corporation

By:	/s/ Arthur Tzianabos
Name:	Arthur Tzianabos
Title:	President / Vice President

By:	/s/ W. Bradford Smith
Name:	W. Bradford Smith
Title:	Treasurer / Assistant Treasurer

EXHIBIT A

Storage Space

EXHIBIT B

Mechanical Space

EXHIBIT C

Premises Plan

EXHIBIT D

Location of Electrical Equipment

EXHIBIT E

Electrical Equipment

EXHIBIT F

Copy of DPS Letter

Exhibit 6.3.1

Electrical Load Limits - prior to installation of Electrical Equipment

Exhibit 6.3.2

Electrical Load Limits - following installation of Electrical Equipment

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Second Amendment”) is dated as of March 15 , 2019, (the “Second Amendment Effective Date”) by and between BEDFORD PATRIOTS PARK, LLC, a Delaware limited liability company (“Landlord”), and HOMOLOGY MEDICINES, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease dated December 21, 2017, as amended by a First Amendment to Lease dated as of February 8, 2019 (as amended, the “Existing Lease”), Landlord leases to Tenant, and Tenant leases from Landlord, certain premises (the “Existing Premises”) containing approximately 68,518 rentable square feet of space located at One Patriots Park, Bedford, MA 01730; and

WHEREAS, Landlord desires to renew the N2 Lease, which premises currently serves as the Expansion Premises pursuant to Section 1.4 of the Lease; and

WHEREAS, Tenant desires to designate a portion of the second floor of the Building that is vertically contiguous to the Premises as the Expansion Premises;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:

1.
Incorporation of Recitals; Definitions. The foregoing recitals are hereby incorporated in this Second Amendment and made a part hereof by this reference. All capitalized terms not defined in this Second Amendment shall have the meanings ascribed thereto in the Existing Lease. As used herein and in the Existing Lease, the term “Lease” shall mean the Existing Lease as amended by this Second Amendment.
2.
Expansion Option.
(a)
Section 1.4 of the Lease is hereby amended and restated in its entirety as follows:

“1.4 Expansion Right. Subject to the terms and conditions of this Article, and provided that at the time of delivery of Tenant’s Expansion Notice (as hereinafter defined) and as of the Expansion Premises Commencement Date (as hereinafter defined), (x) this Lease is in full force and effect, and (y) Tenant has not been in default under this Lease beyond all applicable notice and cure periods at any time during the thirty-six (36) months immediately preceding the delivery of Tenant’s Expansion Notice, Tenant shall have the one-time right (the “Expansion Right”) to expand the Premises within the Building by leasing approximately 25,092 rentable square feet of space on the second (2nd) floor of the Building (the “Expansion Premises”) as shown on Exhibit 1.4.1, attached. Promptly following Tenant’s proper delivery of the Tenant’s Expansion Notice in accordance with this Section 1.4, Landlord and Tenant shall enter into a lease amendment confirming the terms of this Lease as amended by the inclusion of the Expansion Premises in the Premises leased hereunder.

1.4.1 Conditions of Exercise. In order to exercise such expansion right, Tenant shall give Landlord written notice (“Tenant’s Expansion Notice”) on or before December 31, 2019. If Tenant shall fail to timely deliver Tenant’s Expansion Notice, Tenant shall be deemed to have waived such right and the provisions of this Section 1.4 shall terminate and be of no further force and effect.

1.4.2 Lease of Expansion Premises. If Tenant exercises its Expansion Right in accordance with Section 1.4.1, above, Tenant’s lease of the Expansion Premises shall be upon and subject to all of the same terms and conditions as this Lease, except that (i) the Premises shall thereafter consist of 93,610 rentable square feet and Tenant’s Share under the Lease shall thereafter be 65.21%; (ii) subject to the last sentence of this paragraph, Base Rent, Additional Rent for Direct Expenses, and utility charges with respect to the Expansion Premises shall be payable commencing on the date (the “Expansion Premises Rent Commencement Date”) that is seven months following the date of Tenant’s Expansion Notice; (iii) Tenant shall be entitled to a Tenant Improvement Allowance (the “EP TIA”) with respect to the Expansion Premises equal to $3,138,591.00 (calculated by multiplying $161.50 times 25,092, and multiplying such amount by a fraction, the numerator of which is the number of full calendar months from August 1, 2020 to February 28, 2027 and the denominator of which is the number of full calendar months from the September 1, 2018 (the Phase I Rent Commencement Date) to February 28, 2027); and (iv) except as expressly set forth above, Landlord shall not be required to perform any leasehold improvements, alterations or any other work to make the Expansion Premises ready for Tenant’s use or occupancy, and Tenant shall accept the Expansion Premises in its “as is” condition on the Expansion Premises Commencement Date. Notwithstanding the foregoing to the contrary, so long as no Event of Default is then continuing, and only if the Expansion Premises Rent Commencement Date occurs prior to August 1, 2020, then Tenant shall be entitled to an abatement of Base Rent with respect to the Expansion Premises equal to 50% of the Base Rent otherwise due and payable with respect to the Expansion Premises for the period commencing on the Expansion Premises Rent Commencement Date and ending on July 31, 2020.

At least $2,509,200.00 ($100 per rentable square foot of the Expansion Premises) of the EP TIA must be spent on Tenant Improvements within the Expansion Premises. Any portion of the EP TIA in excess of such amount that is not used for Tenant Improvements within the Expansion Premises may be used for future Alterations in additional second floor space, if any, added to the Premises by a future amendment to the Lease provided, however, that in all events the Outside Requisition Date for the entire amount of the EP TIA shall be the date that is 18 months following the date of Tenant’s Expansion Notice.

1.4.3 Termination of Expansion Right. The expansion right granted herein is personal to the Tenant named in this Lease and is non-transferable to any

Transferee, other than to a Permitted Transferee. Notwithstanding anything to the contrary contained herein, any assignment of this Lease or the subletting of more than seventy-five percent (75%) of the Premises by Tenant pursuant to the provisions of this Lease, other than a Permitted Transfer, shall terminate the Expansion Right and the same shall be null and void and without recourse to either party hereto.”

(b)
Exhibit 1.4.2 to the Lease is hereby deleted it its entirety.
7.
Contingency. If Landlord has not entered into an extension or renewal of the N2 Lease on or before March 31, 2019, then Landlord may elect to terminate this Amendment and thereby restore Tenant’s expansion option on the premises under the N2 Lease by written notice to Tenant.
8.
Counterpart Copies. This Second Amendment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Second Amendment.
9.
Miscellaneous. This Second Amendment shall be (a) binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.
10.
Ratification. Except as expressly amended by this Second Amendment, all other terms, conditions and provisions of the Existing Lease are hereby ratified and confirmed and shall continue in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease under seal as of the day and year first hereinabove written.

LANDLORD:

BEDFORD PATRIOTS PARK, LLC
a Delaware limited liability company

By:	/s/ Jamison N. Peschel
Name:	Jamison N. Peschel
Title:	Authorized Signatory

TENANT:

HOMOLOGY MEDICINES, INC.
a Delaware corporation

By:	/s/ Arthur Tzianabos
Name:	Arthur Tzianabos
Title:	President / Vice President

By:	/s/ W. Bradford Smith
Name:	W. Bradford Smith
Title:	Treasurer / Assistant Treasurer / CFO

Exhibit 1.4.1

Expansion Premises

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is dated as of November 9, 2021 (the “Effective Date”) and is hereby entered into by and between PATRIOTS PARK OWNER, LLC (“Landlord”), a Delaware limited liability company, with an address of c/o Jumbo Capital Incorporated, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169, and HOMOLOGY MEDICINES, INC. (“Tenant”), a Delaware corporation, with an address of One Patriots Park, Bedford, Massachusetts 01730.

RECITALS

WHEREAS, Landlord, as successor-in-interest to Bedford Patriots Park, LLC, and Tenant are parties to that certain Lease Agreement dated December 21, 2017 (the “Original Lease”), as amended by that First Amendment to Lease dated February 8, 2019 (the “First Amendment”), and as amended by that Second Amendment to Lease dated March 15, 2019 (the “Second Amendment”, and together with the Original Lease and the First Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 68,518 rentable square feet of space (the “Existing Premises”), located on the first (1st) and second (2nd) floors of the building located at One Patriots Park, Bedford, Massachusetts 01730 (the “Building”);

WHEREAS, Tenant desires to increase the size of the Existing Premises and lease additional space in the Building consisting of a total of approximately 23,011 rentable square feet located on the first (1st) and second (2nd) floors of the Building (as shown on Exhibit A attached hereto, the “Expansion Premises”);

WHEREAS, the Lease by its current terms is set to expire on February 28, 2027 (the “Prior Termination Date”) and the parties desire to extend the Term of the Lease pursuant to and in accordance with all terms and conditions contained herein; and

WHEREAS, Landlord and Tenant further agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:

1.
Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Third Amendment as if set forth herein in full.

2.
Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Third Amendment as if set forth herein in full.

3.
Capitalized Terms and Conflicts. All capitalized terms used in this Third Amendment that are not defined in this Third Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Third Amendment, the definitions set forth in this Third Amendment shall supersede and control.

4.
Extension with Respect to the Existing Premises. The term of the Lease with respect to the Existing Premises is hereby extended for a period of forty (40) months beginning as of March 1, 2027 and expiring on June 30, 2030 (the “Existing Premises Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.

5.
Term with Respect to the Expansion Premises. The term of the Lease with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date (as such term is hereinafter defined) and expire on the date that is on the last day of the one hundred twenty-fifth (125th) month following the Expansion Premises Commencement Date (the “Expansion Premises Expiration Date”).

6.
Addition of Expansion Premises. Commencing on the earlier to occur of (i) the date of the Substantial Completion of the Tenant’s Work (as both terms are hereinafter defined), (ii) Tenant’s occupancy of any portion of the Expansion Premises for the Permitted Use (as such term is defined in the Lease), and (iii) May 1, 2022 (the “Expansion Premises Commencement Date”), the Existing Premises shall hereby be expanded to include the Expansion Premises. Accordingly, as of the Expansion Premises Commencement Date: (a) the total premises to be leased by Tenant in the Building shall consist of approximately 91,529 rentable square feet (the “Resulting Premises”); and (b) all references in the Lease to the Premises shall mean the “Resulting Premises”; provided, however, that Landlord and Tenant hereby acknowledge and agree that the term of the Lease with respect to the Expansion Premises shall not be coterminous with the term with respect to the Existing Premises, it being further acknowledged and agreed that the term with respect to the Existing Premises shall expire and terminate on the Existing Premises Extended Termination Date and Tenant shall timely vacate the Existing Premises on such date in accordance with all terms and conditions of the Lease, and on such date: (a) the total premises to be leased by Tenant in the Building shall consist of approximately 23,011 rentable square feet; and (b) all references in the Lease to the Premises throughout the remainder of the term of the Lease shall mean only the Expansion Premises.

7.
Base Rent.

a.
Base Rent for Expansion Premises. Tenant shall pay Base Rent with respect to the Expansion Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period (Months)	Monthly Base Rent	Annual Base Rent
Expansion Premises Commencement Date – Month 5	$0.00*	$0.00*
Month 6 – Month 17	$113,137.42	$1,357,649.00
Month 18 – Month 29	$116,531.54	$1,398,378.47
Month 30 – Month 41	$120,027.49	$1,440,329.82
Month 42 – Month 53	$123,628.31	$1,483,539.72
Month 54 – Month 65	$127,337.16	$1,528,045.91
Month 66 – Month 77	$131,157.27	$1,573,887.29
Month 78 – Month 89	$135,091.99	$1,621,103.91
Month 90 – Month 101	$139,144.75	$1,669,737.02
Month 102 – Month 113	$143,319.09	$1,719,829.13
Month 114 – Month 125	$147,618.67	$1,771,424.01

*During the Term of the Lease commencing on the Expansion Premises Commencement Date with respect to the Expansion Premises, including any free Base Rent period, as applicable, Tenant shall be responsible for the payment to Landlord of any and all Additional Rent during this period of time, including, without limitation, any and all charges for utilities, including, without limitation, electricity, and any and all charges, costs and expenses with respect to Operating Expenses and Tax Expenses.

b.
Base Rent for Existing Premises. In addition to the foregoing, Tenant shall pay Base Rent with respect to the Existing Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent	Annual Base Rent
Effective Date – February 28, 2027	As stated in the Lease.	As stated in the Lease.
March 1, 2027 – February 29, 2028	$390,536.44	$4,686,437.32
March 1, 2028 – February 28, 2029	$402,252.54	$4,827,030.44
March 1, 2029 – February 28, 2030	$414,320.11	$4,971,841.35
March 1, 2030 – June 30, 2030	$426,749.72	$5,120,996.59*

*Annualized figure.

8.
Building Rentable Square Footage. Effective as of the Effective Date hereof, the rentable square footage of the Building, as initially set forth in Section 2.1 of the Lease, as amended, shall hereby be deemed to be 143,616 rentable square feet.

9.
Tenant’s Share. Effective as of the Expansion Premises Commencement Date, Tenant’s Share (i) with respect to the Existing Premises shall be 47.71%, (ii) with respect to the Expansion Premises shall be 16.02%, and (iii) with respect to the Resulting Premises shall be 63.73%.

10.
Condition of Existing Premises. Tenant acknowledges that Tenant has examined the Existing Premises, and Tenant (i) is satisfied with the condition of the Existing Premises; (ii) is taking occupancy of and accepting the Existing Premises in its present condition “AS-IS” and “WITH ALL FAULTS” and without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repair or improvements and (iii) is satisfied with the condition of the Existing Premises as it relates to the suitability of the Existing Premises for Tenant’s purposes.

11.
Condition of Expansion Premises. Tenant acknowledges that Tenant has examined the Expansion Premises, and Tenant (i) is satisfied with the condition of the Expansion Premises; (ii) is taking occupancy of and accepting the Expansion Premises in its present condition “AS-IS” and “WITH ALL FAULTS” and without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repair or improvements and (iii) is satisfied with the condition of the Expansion Premises as it relates to the suitability of the Expansion Premises for Tenant’s purposes.

12.
Access. Effective as of the Effective Date hereof, Tenant shall have access to the Expansion Premises under Landlord’s supervision during normal business hours for the purposes of

Tenant’s performance of the Tenant’s Work. Such entry shall not interfere with any work being performed by Landlord or other tenants of the Building, and Landlord reserves the right to reasonably restrict such access to avoid such interference. Tenant shall be responsible, at Tenant’s sole cost and expense, to pay for all utilities, including, without limitation, electricity, consumed in the Expansion Premises during such access to the Expansion Premises described in this Section and/or throughout the performance of the Tenant’s Work. Prior to any such entry in connection with such access right, Tenant shall deliver to Landlord certificates of insurance in the amounts set forth herein and in the Lease, as applicable, subject further to all such insurance provisions as contained in the Lease. Tenant shall defend, indemnify and save harmless, Landlord and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord and/or its agents by reason of Tenant’s access to the Expansion Premises described in this Section.

13.
Tenant’s Work. Subject to the terms of this Section, other applicable provisions of the Lease and Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, Tenant may engage its own architects, engineers, consultants, general contractor and subcontractors to perform certain commercially reasonable improvements (“Tenant Improvements”) to the Expansion Premises in accordance with the Tenant’s Work Plans (as hereinafter after defined) and a scope of work to be mutually agreed to by Landlord and Tenant (“Tenant’s Work”), each party acting in their reasonable discretion. The Tenant’s Work shall be performed in a good and workmanlike manner and in compliance with all applicable laws, and Tenant and Tenant’s architects, engineers, consultants, general contractor and subcontractors shall perform such Tenant’s Work in compliance with all reasonable rules and regulations adopted by Landlord from time to time. The Tenant’s Work shall be deemed to be “Substantially Complete” on the date that all of the Tenant’s Work has been performed, other than any immaterial details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Expansion Premises and which can be completed or remedied after Tenant takes possession of the Expansion Premises without causing material interference to Tenant’s use and occupancy of the Expansion Premises. Tenant shall obtain a certificate of occupancy for the Expansion Premises issued by the applicable governing authority, and shall deliver such certificate of occupancy to Landlord once received. As part of Tenant’s Work, Tenant’s contractor shall soundproof the Expansion Premises and install appropriate ventilation so that Tenant’s use of the Expansion Premises shall not result in noise and/or odors being transmitted outside the Expansion Premises. Prior to commencing Tenant’s Work, Tenant shall deliver to Landlord the plans (the “Tenant Improvement Plans”) detailing Tenant’s Work, and obtain Landlord’s approval of the same. Landlord’s approval of the Tenant’s Work Plans shall not be unreasonably withheld, conditioned, or delayed. Before commencing the Tenant’s Work, Tenant shall (a) obtain (and deliver to Landlord copies of) all required permits and authorizations of any state, federal or municipal governing body for such work, and (b) deliver to Landlord certificates (in form reasonably acceptable to Landlord) evidencing the following insurance coverages from each contractor and subcontractor: (i) worker’s compensation insurance covering all persons to be employed in the performance of the

Tenant’s Work (such insurance to include a waiver of subrogation in favor of Landlord and any Landlord indemnitees), (ii) commercial general liability insurance on a primary and non-contributory basis with a limit of liability reasonably approved by Landlord, and with contractual liability coverage, naming Landlord, Landlord’s managing agent, Landlord’s property manager and any designated mortgagee of the Building as additional insureds, and (iii) builders risk insurance for the full value of the Tenant’s Work performed by such contractor and subcontractor.

(a) Landlord’s consent to the Tenant’s Work and Landlord’s approval of the Tenant’s Improvement Plans shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of the Lease, and shall not constitute any representation or warranty by Landlord regarding the adequacy for any purpose of the Tenant’s Work or the Tenant Improvement Plans or their compliance with applicable law, and shall not relieve Tenant from obtaining Landlord’s express written approval to revisions thereto. Promptly after Substantial Completion of the Tenant’s Work, Tenant shall, at Tenant’s expense, obtain and deliver to Landlord copies of all written sign-offs, letters of completion, approvals and certificates of any government authority required upon the completion of the Tenant’s Work (including any required amendments to the certificate of occupancy for the Expansion Premises and/or Building) and “as-built” plans and specifications for the Tenant’s Work prepared as reasonably required by Landlord.

(b) If, in connection with the Tenant’s Work or any other act or omission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation of any applicable law, is filed against Landlord or all or any part of the Building or Property, Tenant shall, at Tenant’s expense, have such lien removed by bonding or otherwise within ten (10) business days after Tenant receives notice of the filing.

(c) All construction managers, contractors and subcontractors performing work for which a license is required by applicable laws, shall be licensed by the appropriate government authorities and approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord’s approval of such construction managers, contractors and subcontractors shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of the Lease, shall not constitute any warranty by Landlord regarding the adequacy, professionalism, competence or experience of the approved construction manager, contractor, or subcontractor, and shall not relieve Tenant from obtaining Landlord’s express prior written approval if Tenant seeks to employ any other or additional construction manager, contractor or subcontractor. Promptly following Substantial Completion of the Tenant’s Work, Tenant shall furnish to Landlord lien waivers and releases, in form reasonably satisfactory to Landlord, from all construction managers, contractors, subcontractors, and materialmen furnishing work, services or materials in connection with the Tenant’s Work.

(d) At Tenant’s request, Landlord shall join in any applications for any authorizations required from any government authority in connection with the Tenant’s Work to which Landlord has consented, and otherwise cooperate with Tenant in connection with the Tenant’s Work, but Landlord shall not be obligated to incur any expense or obligation in connection with any such applications or cooperation.

(e) Tenant shall not place a load on any floor of the Expansion Premises exceeding the floor load per square foot which the floor was designed to carry and which is allowed by any applicable laws.

(f) Tenant shall be liable for any damage caused to any part of the Building, including its fixtures and equipment, arising from, or as a result of, the Tenant’s Work and/or its installation and/or removal of its signs. If Tenant performs with Landlord’s approval any work on the roof of the Building (for example, in connection with repair, maintenance, or installation of any air conditioning system), Tenant shall use only a contractor approved by Landlord for such work and shall not do or cause anything to be done which would invalidate Landlord’s then effective roof guaranty for the Building. Tenant shall also be responsible for promptly repairing (including any necessary replacement) any damage to the roof or Building caused by such work; provided that Landlord may, at its option, effect any such repair or replacement, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within fifteen (15) business days after Tenant is billed therefor.

(g) Notwithstanding anything set forth in this Third Amendment or the Lease to the contrary (including, without limitation, Section 8.3 of the Lease), on or before the Expansion Premises Expiration Date and/or the earlier termination of the Lease, if applicable, Tenant shall, at Tenant’s sole cost and expense, remove from the Building all Tenant Improvements which Landlord designates for removal in a notice given by Landlord to Tenant on or before the date which is thirty (30) days after Landlord’s receipt from Tenant of a finalized plan and finalized equipment list. Tenant shall repair any damage to the Expansion Premises, Building and/or the Property caused by the installation or removal of signs or Tenant Improvements. Except as expressly provided in this Section, Tenant Improvements shall not be removed.

(h) Any increase in costs and expenses caused by changes to the description of the Tenant’s Work as a result of any request by Tenant, subject to Landlord’s approval in Landlord’s sole discretion, shall be borne solely by Tenant. All telephone and data wiring shall be paid for and installed by Tenant.

(i) Tenant Improvement Allowance. Landlord shall pay up to a maximum contribution of Five Million Two Hundred Ninety-Two Thousand Five Hundred Thirty and 00/100 Dollars ($5,292,530.00) (the “TI Allowance”) towards the Tenant’s Work. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any costs in excess of the TI Allowance and shall pay for any out-of-pocket costs in excess of the TI Allowance expended by Landlord for the Tenant’s Work. Tenant shall also be required to pay a project management fee to Jumbo Capital Incorporated, in an amount not to exceed three percent (3%) of the TI Allowance, which fee shall be paid for from the TI Allowance. Any portion of the TI Allowance that exceeds the cost of the Tenant’s Work or is otherwise remaining after the date that is eighteen (18) months after the Expansion Premises Commencement Date shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

(j) Refurbishment Allowance. In addition to the above, Landlord shall pay up to a maximum contribution of One Million Twenty-Seven Thousand Seven Hundred Seventy and 00/100 Dollars

($1,027,770.00) (the “Refurbishment Allowance”) towards Tenant’s refurbishment of the Existing Premises and/or the Expansion Premises. Tenant shall perform any and all such refurbishment work pursuant to and in accordance with all terms and conditions contained in this Third Amendment and the Lease, as applicable. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any costs in excess of the Refurbishment Allowance and shall pay for any out-of-pocket costs in excess of the Refurbishment Allowance expended by Landlord for such refurbishment work. Tenant shall also be required to pay a project management fee to Jumbo Capital Incorporated, in an amount not to exceed three percent (3%) of the Refurbishment Allowance, which fee shall be paid for from the Refurbishment Allowance. Any portion of the Refurbishment Allowance that exceeds the cost of Tenant’s refurbishment work or is otherwise remaining after the date that is twenty-four (24) months after the Expansion Premises Commencement Date shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

(k) Payment of TI Allowance and Refurbishment Allowance. Provided Tenant has delivered to Landlord reasonable documentation detailing the applicable costs, including, without limitation, invoices, bills, statements for the work completed or services rendered, and such other documentation as reasonably requested by Landlord, then Landlord shall make payment directly to Tenant within a commercially reasonable time period after Landlord’s receipt of such written request by Tenant and Landlord’s receipt of such documentation that portion of the TI Allowance and/or Refurbishment Allowance, as applicable, as outlined therein; provided, however, that if the total or estimated cost for the performance of the Tenant’s Work or Tenant’s refurbishment work, as applicable, will likely exceed the TI Allowance or Refurbishment Allowance, as applicable, as reasonably determined by Landlord and Tenant, then Landlord, within a commercially reasonable time period, shall make such payment to Tenant directly for any portion of the Tenant’s Work cost or Tenant’s refurbishment work cost, as applicable, actually paid by Tenant on a pro rata basis, calculated according to the TI Allowance or the Refurbishment Allowance, as applicable, versus the total or estimated cost for performance of the Tenant’s Work or Tenant’s refurbishment work, as applicable.

14.
Resulting Floor Plan. Effective as of the Expansion Premises Commencement Date, the floor plan attached to the Lease as Exhibit 1.1.1-1, as amended by Section 2 of the First Amendment, shall be deleted and removed in its entirety and replaced with the Resulting Floor Plan attached hereto as Exhibit A.

15.
Expansion Right. Effective as of the Effective Date hereof, Section 1.4 of the Lease (Expansion Right) and Exhibit 1.4.2 to the Lease, as amended by Section 2 of the Second Amendment, shall hereby each be deleted in their entirety and replaced with the following:

“Expansion Right. Tenant shall have a one-time "Right of First Offer" to lease space on the first (1st) floor of the Building currently leased by N2 Biomedical LLC (“N2”) (the “ROFO Space”), subject to the terms and conditions set forth in this Section and subject to (i) the rights of N2 to extend the term of its lease and/or (ii) the prior rights, if any, of other tenants or occupants in the Building or other buildings owned by Landlord with respect to the ROFO Space which exist, in writing, as of the Effective Date.

If there shall be less than three (3) years remaining before the occurrence of the Expansion Premises Expiration Date, then Tenant's Right of First Offer for such ROFO Space shall be contingent upon Tenant effectively exercising its option, to extend the term for the Extension Term (as such term is defined in Section 16 of the Third Amendment) pursuant to all terms and conditions of the Lease, including, without limitation, Section 16 of the Third Amendment, at the same time as it exercises such Right of First Offer, and the term of the ROFO Space shall be for the same term of the Lease, as extended pursuant to Section 16 of the Third Amendment.

Landlord will give Tenant reasonable notice of its plans to market any portion of the ROFO Space for lease to any unrelated third party. Landlord's notice shall specify the size and location of the ROFO Space that it plans to market, Landlord's estimate of the fair market rent for such ROFO Space, the date of availability of such ROFO Space and all other material terms and conditions which will apply to such ROFO Space (“ROFO Notice”). Tenant will notify Landlord within ten (10) business days of Landlord's notice if Tenant wishes to lease such ROFO Space from Landlord on the terms and conditions so specified. If Tenant notifies Landlord that it wishes to lease the ROFO Space, Landlord and Tenant shall execute an amendment to the Lease incorporating the ROFO Space into the Premises upon the terms contained in Landlord's notice within ten (10) business days thereafter. If Tenant fails to notify Landlord within said ten (10) business day period that Tenant intends to lease such ROFO Space, or fails to simultaneously exercise its option to extend, if necessary, or fails to execute a lease agreement for such ROFO Space within ten (10) business days of Tenant's notice of intent to Landlord and such failure is solely attributable to acts of Tenant, Tenant shall be deemed to have waived its rights with respect to the ROFO Space and Landlord shall be entitled to lease, at its sole discretion and without any further notice to Tenant, all or any portion of such ROFO Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines, all in its sole discretion, and the Right of First Offer with respect to any such space shall be of no further force or effect; provided, however, that notwithstanding the foregoing, if Landlord desires to lease the ROFO Space to a prospective tenant for a net effective rent (i.e., the actual rent to be received per year, on average, during the proposed term determined by deducting from the face rentable value for the term thereof the dollar value of all inducements, allowances, free rent, and other concessions proposed to be given) that is less than ninety-five percent (95%) of the net effective rent offered to Tenant, then Landlord must first re-offer the ROFO Space to Tenant upon the terms set forth above.

Notwithstanding any contrary provision of this Section or any other provision of the Lease, any Right of First Offer and any exercise by Tenant of any Right of First Offer shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Offer and on the commencement date of the amendment for the ROFO Space (i) the Lease is in full force and effect and (ii) no Default (as defined in Section 19 of the Lease) has occurred under the Lease and is continuing, and (iii) except with respect to a Permitted Transferee (as such term is defined in Section 14.8 of the Lease), Tenant shall not have assigned the Lease, and there shall not be any sublease or subleases in effect as of the commencement of the Term of the Lease for any of the ROFO Space as of the date of Landlord's notice of the ROFO Space availability.”

16.
Option Right. Effective as of the Effective Date hereof, Section 2.2 of the Lease (Option Right) shall hereby be deleted in its entirety and replaced with the following:

“Option Right. Provided (a) that there is not an existing Default (as defined in Article 19 of the Lease), (b) the Lease is still in full force and effect, and (c) Tenant or a Permitted Transferee (as such term is defined in Section 14.8 of the Lease) is occupying one hundred percent (100%) of the Expansion Premises (as such term is defined in the Third Amendment to Lease), Tenant shall have the option to extend the Term of the Lease with respect to the Expansion Premises for one (1) five (5) year period (the “Extension Term”) commencing on the day immediately succeeding the expiration date of the then current Term with respect to the Expansion Premises as set forth in Section 5 of the Third Amendment to Lease, under the same terms, covenants and conditions contained in the Lease (except that Landlord shall not be obligated to refurbish the Expansion Premises nor provide any allowance therefor, and there shall be no further extension options for a second option term thereafter); provided, however, that the Base Rent for the Extension Term shall be equal to the greater of (i) the Base Rent in effect during the last year of the Lease Term with respect to the Expansion Premises and (ii) the Fair Market Rent (as hereinafter defined) for comparable space in the Building and comparable mixed-use office and research and development buildings located in the Bedford and Lexington submarket, having due regard for the size, age, class, location, amenities, and use of the Expansion Premises. Regardless of whether the Base Rent for the Extension Term is calculated based on (i) or (ii) above in this Section, the Base Rent of the Extension Term shall include annual increases consistent with Fair Market Rent increases at the time of Tenant’s renewal exercise. In the event Tenant exercises its option to extend the then current term as provided herein, the expiration date shall be that date which is the last day of the Extension Term, and Landlord and Tenant shall thereupon execute an amendment to the Lease in form reasonably satisfactory to Landlord and Tenant (the “Extension Term Amendment”) extending the expiration date to the Lease with respect to the Expansion Premises and modifying the Base Rent in accordance with the provisions of this Section.

If Tenant desires to exercise its option to extend the Term as contained in this Section, time being of the essence, Tenant shall provide Landlord written notice not sooner than eighteen (18) months, and not later than fifteen (15) months prior to the expiration date.

“Fair Market Rent” shall mean the fair market rent, including concessions (and taking into account all relevant market factors) that would be agreed upon between a landlord and a tenant entering into a new lease for comparable space in the Building and in comparable mixed-use office and research and development buildings located in the Bedford and Lexington submarket as to location, size, age, class, amenities, and use, in a comparable building assuming the premises are in their then as-is condition, a comparable term and comparable operating expenses and real estate taxes, assuming that the landlord and the tenant are informed and well-advised and each is acting in what it considers its own best interests. Landlord and Tenant shall negotiate in good faith to determine the Fair Market Rent for the Extension Term for a period of thirty (30) days after the date on which Landlord receives Tenant’s written notice of Tenant’s election to extend the term, as provided hereunder.

In the event Landlord and Tenant are unable to agree upon the Fair Market Rent for the Extension Term within said thirty (30) day period, the Fair Market Rent shall be determined by a board of three (3) licensed commercial real estate appraisers, each having at least ten (10) years’ experience in leasing in the mixed-use office and research and development submarket in Bedford and Lexington, one of whom shall be named by Landlord, one of whom shall be named by Tenant and the two so appointed shall select the third. Landlord and Tenant agree to make their appointments within fifteen (15) days after the expiration of said thirty (30) day period. The two appraisers selected by Landlord and Tenant shall select the third appraisers within fifteen (15) days after they have both been selected, and each of Landlord’s and Tenant’s appraiser shall, within fifteen (15) days after the third appraiser is selected, submit his or her determination of Fair Market Rent to the third appraiser. The third appraiser shall select the determination of Landlord’s or Tenant’s appraiser that such third appraiser finds to most closely resemble Fair Market Rent, and that amount shall be the Base Rent during the Extension Term. Each party shall bear the cost of its appraiser and the parties shall share equally in the cost of the third appraiser. In the event that Fair Market Rent has not been determined as of the start of the Extension Term, then Base Rent shall be paid at the rate payable immediately prior thereto, and an adjustment, retroactive to the start of the Extension Term, shall be made once Fair Market Rent is known. Notwithstanding anything contained herein to the contrary, if a Default occurs at any time after the Tenant’s written exercise of the extension option, Landlord may elect, at Landlord’s sole discretion by written notice to Tenant, to reject Tenant’s exercise of the extension option. If Landlord so rejects Tenant’s exercise of the extension option, the extension option shall be null and void.”

17.
Security Deposit. Simultaneous with the execution and delivery of this Third Amendment, Tenant has delivered to Landlord $678,824.50 (the “Third Amendment Security Deposit”), which Third Amendment Security Deposit shall be added to the existing Security Deposit of $997,724.83. The Third Amendment Security Deposit plus the existing Security Deposit shall be equal to $1,676,549.33 (the “Total Lease Security Deposit”), and any and all references in the Lease to the Security Deposit shall mean the “Total Lease Security

Deposit”. Landlord shall hold the Total Lease Security Deposit pursuant to and in accordance with all terms and conditions of the Lease. Pursuant to and in accordance with the foregoing, Tenant shall provide Landlord with a substitute letter of credit in the amount of the Total Lease Security Deposit in accordance with all terms and conditions of the Lease within ten (10) business days after the execution of this Third Amendment.

18.
Tenant Parking.

(a) Effective as of the Effective Date hereof, the following shall be added to Article 28 (Tenant Parking):

“Landlord, in Landlord’s sole discretion, may institute a sticker system (the “Sticker System”) in connection with Tenant’s parking rights, and Tenant shall be solely responsible for distributing any and all such stickers to Tenant’s employees in connection therewith. Landlord may cause any such illegally parked car or any such car without a parking sticker, if applicable, to be towed from the parking lot, and Landlord may bill the owner of such car for any and all such costs and expenses in connection therewith. Tenant shall use best efforts to comply with any and all policies in connection with this Section.”

(b) Effective as of the Expansion Premises Commencement Date, the “Parking Ratio”, as initially set forth in subsection 11 of the Summary of Basic Lease Information, shall hereby be deleted from the Lease and removed in its entirety.

(c) Effective as of the Expansion Premises Commencement Date, the first (1st) and second (2nd) sentences of Article 28 of the Lease (Tenant Parking) shall hereby be deleted in their entirety and replaced with the following:

“During the Term, Landlord and Tenant hereby acknowledge and agree that Tenant shall have the right to use two hundred fourteen (214) parking spaces to park standard size automobiles and small utility vehicles in the parking facilities that serve the Project, subject to all of the terms and conditions of this Article 28. Notwithstanding the foregoing, the number of parking spaces shall be reduced by (a) the number of parking spaces at the Project that are not available for parking passenger cars on account of the installation or use of the Exterior Equipment and/or Special Systems (but only to the extent Landlord has not accepted responsibility for such Special Systems pursuant to Section 29.33), and shall be further reduced by (b) the number which is the number of parking spaces at the Project that are not available for parking passenger cars on account of the installation of use of Special Systems for which Landlord has accepted responsibility pursuant to Section 29.33, multiplied by Tenant’s Share.”

19.
Assignment and Subletting. Effective as of the Effective Date hereof, the following shall be added to Section 14.2 of the Lease (Landlord’s Consent):

“Notwithstanding anything to the contrary contained herein, Tenant shall not sublease the Premises for an amount less than Fair Market Rent.

As of the Effective Date of the Third Amendment to Lease, Tenant is in discussions for a potential transaction to sell all or a majority interest in Tenant’s business to a pharmaceutical/life sciences company or a private equity firm (“Proposed Transaction”). Landlord hereby provides its consent to any Transfer resulting from a Proposed Transaction to: (a) a Private Equity firm having a net worth equal to or greater than the net worth of Tenant immediately preceding the consummation of such Proposed Transaction, or (b) to a pharmaceutical/life sciences company with a market cap of $500,000,000 or greater; provided, however, that any such consent by Landlord to such Transfer resulting from a Proposed Transaction is contingent upon each of the following conditions being satisfied: (i) that the Permitted Use (as such term is defined in Item 8 in the Summary of Basic Lease Information) shall remain unchanged following the consummation of such Proposed Transaction; (ii) that Tenant will provide Landlord with notice of any such Proposed Transaction at least ten (10) business days prior to the consummation of such Proposed Transaction; (iii) that Tenant promptly supplies Landlord with any documents or information requested by Landlord regarding such Proposed Transaction; (iv) that such Proposed Transaction is not a subterfuge by Tenant to avoid its obligations under the Lease; and (v) that such proposed transferee in connection with such Proposed Transaction shall be of a character and reputation consistent with the quality of the Building. No such permitted assignment or subletting or other transfer in connection with such Proposed Transaction permitted with or without Landlord’s consent pursuant to this Section shall serve to release Tenant from any of its obligation under this Lease.”

20.
Mortgage and Collateral Assignment. Effective as of the Effective Date hereof, items #3 and #4 of Exhibit 5.2-2 of the Lease shall each be deleted in their entirety and replaced with the following:

“3. Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by and between Patriots Park Owner, LLC and Real Estate Credit Strategies Account-NY LP recorded in Book 76460, Page 492.

4. Assignment of Leases and Rents by and between Patriots Park Owner, LLC and Real Estate Credit Strategies Account-NY LP dated December 17, 2020 and recorded in Book 76460, Page 517.”

21.
Permitted Use. Section 8 of the Summary of Basic Lease Information in the Original Lease shall be deleted in its entirety and replaced as follows:

“Permitted Use (Article 5)

The Premises shall be used only for general office, research and development (including laboratory and vivarium, as permitted by Applicable Laws), and as an accessory use to the foregoing, biomanufacturing (but in no more than 60% of the rentable square footage of the Premises), and other accessory uses reasonably related to and incidental to such specified uses, all (i) consistent with comparable mixed-use office and research and development projects in the Lexington and Bedford, Massachusetts areas, and (ii) in compliance with, and subject to, Applicable Laws and the terms of this Lease. Notwithstanding anything to the contrary contained herein, vivarium uses in the Premises (as it may be expanded or contracted) shall occupy no more than 20% of the rentable square footage of the Premises.”

22.
Notices. Landlord’s address for notices as set forth in Section 29.18 of the Lease (Notices) shall be deleted in its entirety and replaced with the following:

“Patriots Park Owner, LLC

c/o Jumbo Capital Incorporated

1900 Crown Colony Drive, 4th Floor

Quincy, Massachusetts 02169

and

Continental Law Group, LLC

75 State Street, Suite 100

Boston, Massachusetts 02109

Attn: Anthony Gambale, Esq.”

23.
Brokers. Landlord and Tenant represent and warrant to the other that except for Newmark Night Frank and Cresa (the “Brokers”) they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Third Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section. Landlord will pay any commission due to the Brokers pursuant to its separate agreement with the Brokers.

24.
Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) Tenant has not assigned its interest in this Lease, sublet all or any portion of the Premises, or subject the Premises to any lien or encumbrance; (b) Tenant is not aware of any actionable defenses, claims or set-offs by Tenant under the Lease against rents or charges due or to become due thereunder; (c) Tenant is presently in possession of the Existing Premises and, to Tenant’s actual knowledge, is current in the payment of the Base Rent, operating expenses and any other charges or sums due under the Lease with respect to the Existing Premises; and (d) that this Third Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

25.
Ratification of Lease. Except as amended and modified by this Third Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.

26.
Execution/Entire Agreement. This Third Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Third Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

27.
Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Amendment to be executed as of the date set forth above.

LANDLORD:

PATRIOTS PARK OWNER, LLC
a Delaware limited liability company

By:	/s/ Jay O. Hirsh
Name:	Jay O. Hirsh
Title:	Authorized Signatory

TENANT:

HOMOLOGY MEDICINES, INC.
a Delaware corporation

By:	/s/ Arthur Tzianabos
Name:	Arthur Tzianabos
Title:	CEO

EXHIBIT A

RESULTING FLOOR PLAN